Exhibit 99.1

Report of Independent Registered Public Accounting Firm on Financial Statements

The Board of Directors and Shareowners of Coca-Cola Enterprises, Inc.

We have audited the accompanying consolidated balance sheets of Coca-Cola Enterprises, Inc. (formerly known as International CCE Inc.) as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareowners’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coca-Cola Enterprises, Inc. (formerly known as International CCE Inc.) at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Coca-Cola Enterprises, Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 11, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 11, 2011, except for Note 14, as to which the date is April 29, 2011

Coca-Cola Enterprises, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
(in millions, except per share data)	2010	2009	2008
Net operating revenues	$6,714	$6,517	$6,619
Cost of sales	4,234	4,113	4,269

Gross profit	2,480	2,404	2,350
Selling, delivery, and administrative expenses	1,670	1,599	1,598

Operating income	810	805	752
Interest expense, net – third party	30	24	74
Interest expense, net – Coca-Cola Enterprises Inc.	33	59	45
Other nonoperating (expense) income, net	(1)	5	(4)

Income before income taxes	746	727	629
Income tax expense	122	151	115

Net income	$624	$576	$514

Basic earnings per common share	$1.84	$1.70	$1.52

Diluted earnings per common share	$1.83	n/a	n/a

Dividends declared per common share	$0.12	n/a	n/a

Basic weighted average common shares outstanding	339	339	339

Diluted weighted average common shares outstanding	340	n/a	n/a

Income (expense) from transactions with The Coca-Cola Company – Note 3:
Net operating revenues	$19	$21	$20
Cost of sales	(1,867)	(1,829)	(1,869)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Coca-Cola Enterprises, Inc.

Consolidated Balance Sheets

	December 31,
(in millions)	2010	2009
ASSETS
Current:
Cash and cash equivalents	$321	$404
Trade accounts receivable, less allowances of $16 and $13, respectively	1,329	1,309
Amounts receivable from The Coca-Cola Company	86	78
Amounts due from Coca-Cola Enterprises Inc.	0	153
Inventories	367	288
Prepaid expenses and other current assets	127	124

Total current assets	2,230	2,356
Amounts due from Coca-Cola Enterprises Inc.	0	193
Property, plant, and equipment, net	2,220	1,883
Franchise license intangible assets, net	3,828	3,487
Goodwill	131	0
Other noncurrent assets, net	187	53

Total assets	$8,596	$7,972

LIABILITIES
Current:
Accounts payable and accrued expenses	$1,668	$1,442
Amounts payable to The Coca-Cola Company	112	130
Current portion of third party debt	162	620

Total current liabilities	1,942	2,192
Amounts due to Coca-Cola Enterprises Inc.	0	1,015
Third party debt, less current portion	2,124	235
Other noncurrent liabilities, net	149	179
Noncurrent deferred income tax liabilities	1,238	1,172

Total liabilities	5,453	4,793
SHAREOWNERS’ EQUITY
Coca-Cola Enterprises Inc. net investment	0	3,367
Common stock, $0.01 par value – Authorized – 1,100,000,000 shares; Issued – 340,561,761 and 0 shares, respectively	3	0
Additional paid-in capital	3,628	0
Reinvested earnings	57	0
Accumulated other comprehensive loss	(345)	(188)
Common stock in treasury, at cost – 7,999,085 and 0 shares, respectively	(200)	0

Total shareowners’ equity	3,143	3,179

Total liabilities and shareowners’ equity	$8,596	$7,972

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Coca-Cola Enterprises, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
(in millions)	2010	2009	2008
Cash Flows from Operating Activities:
Net income	$624	$576	$514
Adjustments to reconcile net income to net cash derived from operating activities:
Depreciation and amortization	264	280	294
Deferred income tax (benefit) expense	(6)	20	40
Pension expense less than contributions	(78)	(53)	(32)
Changes in assets and liabilities, net of acquisition amounts:
Trade accounts receivables	(14)	(163)	(120)
Inventories	(46)	(21)	(18)
Prepaid expenses and other assets	(6)	7	(25)
Accounts payable and accrued expenses	102	140	40
Other changes, net	(15)	41	0

Net cash derived from operating activities	825	827	693

Cash Flows from Investing Activities:
Capital asset investments	(291)	(250)	(297)
Acquisition of bottling operations, net of cash acquired	(799)	0	0
Net change in amounts due from Coca-Cola Enterprises Inc.	351	(21)	0
Other investing activities, net	0	2	(2)

Net cash used in investing activities	(739)	(269)	(299)

Cash Flows from Financing Activities:
Change in commercial paper, net	4	(79)	35
Issuances of third party debt	1,871	172	40
Payments on third party debt	(459)	(122)	(847)
Share repurchase	(200)	0	0
Net change in amounts due to Coca-Cola Enterprises Inc.	(1,048)	(307)	488
Dividend payments on common stock	(40)	0	0
Exercise of employee share options	13	0	0
Contributions to Coca-Cola Enterprises Inc.	(291)	0	0
Other financing activities, net	6	0	0

Net cash used in financing activities	(144)	(336)	(284)

Net effect of currency exchange rate changes on cash and cash equivalents	(25)	8	(16)

Net Change in Cash and Cash Equivalents	(83)	230	94
Cash and Cash Equivalents at Beginning of Year	404	174	80

Cash and Cash Equivalents at End of Year	$321	$404	$174

Supplemental Noncash Investing and Financing Activities:
Capital lease additions	$37	$6	$7

Supplemental Disclosure of Cash Paid for:
Income taxes, net	$185	$116	$101
Interest, net of amounts capitalized—third party	28	25	78
Interest, net of amounts capitalized—Coca-Cola Enterprises Inc.	55	73	66

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Coca-Cola Enterprises, Inc.

Consolidated Statements of Shareowners’ Equity

	Common Stock Issued
(in millions)	Shares	Amount	Additional Paid-In Capital	Reinvested Earnings	Coca-Cola Enterprises Inc. Net Investment	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareowners’ Equity	Comprehensive Income (Loss)
Balance as of January 1, 2008	n/a	n/a	n/a	n/a	$2,202	$345	n/a	$2,547	$0
Net Income	n/a	n/a	n/a	n/a	514	0	n/a	514	514
Other investment changes, net	n/a	n/a	n/a	n/a	27	0	n/a	27	0
Pension liability adjustments, net of tax	n/a	n/a	n/a	n/a	0	(103)	n/a	(103)	(103)
Cash flow hedges, net of tax	n/a	n/a	n/a	n/a	0	18	n/a	18	18
Impact of adopting new accounting standards	n/a	n/a	n/a	n/a	0	(11)	n/a	(11)	0
Currency translations	n/a	n/a	n/a	n/a	0	(566)	n/a	(566)	(566)

Balance as of December 31, 2008	n/a	n/a	n/a	n/a	2,743	(317)	n/a	2,426	(137)

Net Income	n/a	n/a	n/a	n/a	576	0	n/a	576	576
Other investment changes, net	n/a	n/a	n/a	n/a	48	0	n/a	48	0
Pension liability adjustments, net of tax	n/a	n/a	n/a	n/a	0	(39)	n/a	(39)	(39)
Cash flow hedges, net of tax	n/a	n/a	n/a	n/a	0	(16)	n/a	(16)	(16)
Currency translations	n/a	n/a	n/a	n/a	0	184	n/a	184	184

Balance as of December 31, 2009	0	$0	$0	$0	3,367	(188)	$0	3,179	705

Net Income	0	0	0	97	527	0	0	624	624
Coca-Cola Enterprises Inc. net investment changes	0	0	0	0	(335)	0	0	(335)	0
Elimination of Coca-Cola Enterprises Inc. net investment	0	0	3,559	0	(3,559)	0	0	0	0
Other adjustments, net	0	0	46	0	0	0	0	46	0
Issuance of Coca-Cola Enterprises, Inc. common stock	339	3	(3)	0	0	0	0	0	0
Exercise of employee share options	2	0	14	0	0	0	0	14	0
Deferred compensation plans	0	0	(1)	0	0	0	2	1	0
Share-based compensation expense	0	0	10	0	0	0	0	10	0
Tax benefit from share-based compensation awards	0	0	3	0	0	0	0	3	0
Dividends declared on common stock	0	0	0	(40)	0	0	0	(40)	0
Shares repurchased under our publicly announced share repurchase program	(8)	0	0	0	0	0	(200)	(200)	0
Shares withheld for taxes on share-based payment awards	0	0	0	0	0	0	(2)	(2)	0
Pension liability adjustments, net of tax	0	0	0	0	0	30	0	30	30
Cash flow hedges, net of tax	0	0	0	0	0	(9)	0	(9)	(9)
Currency translations	0	0	0	0	0	(178)	0	(178)	(178)

Balance as of December 31, 2010	333	$3	$3,628	$57	$0	$(345)	$(200)	$3,143	$467

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Note 1

BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

On October 2, 2010, The Coca-Cola Company (TCCC) acquired Coca-Cola Enterprises Inc. (Legacy CCE) through a merger (the Merger) of a newly created TCCC subsidiary with and into Legacy CCE, with Legacy CCE continuing as the surviving corporation and a wholly owned subsidiary of TCCC. Immediately prior to the Merger, Legacy CCE separated its European operations and transferred those businesses, along with Coca-Cola Enterprises (Canada) Bottling Finance Company and a related portion of its corporate segment, to a new legal entity, International CCE Inc., which was renamed Coca-Cola Enterprises, Inc. (“CCE,” “we,” “our,” or “us”). Thus, at the time of the Merger, Legacy CCE consisted of its businesses of marketing, producing, and distributing nonalcoholic beverages in the United States, Canada, the British Virgin Islands, the United States Virgin Islands, and the Cayman Islands and a substantial majority of its corporate segment (Legacy CCE’s North American Business). Following the Merger, Legacy CCE, as a subsidiary of TCCC, owns and is liable for a substantial majority of the assets and liabilities of Legacy CCE’s North American Business, including Legacy CCE’s accumulated benefit obligations relating to Legacy CCE’s North American Business. The Merger Agreement (the Agreement) was dated February 25, 2010, and contains provisions for post-closing adjustment payments between the parties as described below.

Concurrently with the Merger, two indirect, wholly owned subsidiaries of CCE acquired TCCC’s bottling operations in Norway and Sweden, pursuant to the Share Purchase Agreement dated March 20, 2010 (the Norway-Sweden SPA), for a purchase price of $822 million plus a working capital adjustment of $55 million (of which $6 million, representing the final working capital settlement, is owed to TCCC as of December 31, 2010 and has been recorded in Amounts payable to TCCC on our Consolidated Balance Sheets). The Norway-Sweden SPA also contains a provision for adjustment payments between the parties based upon the adjusted EBITDA (as defined) of the Norway and Sweden business for the twelve months ended December 31, 2010. This EBITDA adjustment is still being determined, and we expect it to be concluded in the first six months of 2011.

Several provisions in the Agreement and in the Norway-Sweden SPA require adjustment payments between us and TCCC based on the final determination of (1) working capital of Legacy CCE’s North American Business as of the effective date of the Merger; (2) working capital of the bottling operations in Norway and Sweden as of the effective date of the Merger; and (3) the difference between the Gross Indebtedness of Legacy CCE’s North American Business immediately prior to the effective date of the Merger and the $8.88 billion target Gross Indebtedness. The working capital adjustments related to the North American Business and the bottling operations in Norway and Sweden resulted in amounts owed to TCCC of approximately $2 million and $6 million, respectively. The adjustment related to Legacy CCE’s Gross Indebtedness resulted in a receivable from TCCC of approximately $22 million. The amounts due to TCCC have been recorded in Amounts payable to TCCC on our Consolidated Balance Sheets, and the amount due from TCCC has been recorded in Amounts receivable from TCCC on our Consolidated Balance Sheets. The settlement of Legacy CCE’s cash balances as of the effective date of the Merger was not resolved as of December 31, 2010.

The Agreement also includes customary covenants, a non-compete covenant with respect to CCE, and a right for us to acquire TCCC’s interest in TCCC’s German bottling operations for a mutually agreed upon fair value between 18 and 39 months after the date of the Agreement, on terms to be agreed.

Under the Agreement, we agreed to indemnify TCCC for liabilities, including but not limited to, those resulting from the breach of representations, warranties, or covenants of Legacy CCE or CCE, and liabilities of CCE, as defined, set forth in the Agreement and certain ancillary agreements prior to the effective date of the Merger. In accordance with the Agreement, if losses relating to breaches of Legacy CCE’s representations and warranties exceed $200 million, then we must pay up to $250 million of losses in excess of the $200 million (other than breaches of certain fundamental representations or warranties, as defined, in respect of which we are liable for all losses, and losses relating to tax matters, which are governed by the Tax Sharing Agreement). If we cannot pay the amount we are required to pay to indemnify TCCC, TCCC can pursue claims against us as an unsecured general creditor of CCE. We may also have to pay special damages of up to $200 million under certain circumstances. If we intentionally and recklessly disregard our obligations under the Agreement or fail to cure any breach of a covenant, then TCCC may seek special damages which are not capped against us which could include exemplary, punitive, consequential, incidental, indirect, or special damages or lost profits.

In addition, under the Tax Sharing Agreement among us, Legacy CCE, and TCCC, we have agreed to indemnify TCCC and its affiliates from and against certain taxes the responsibility for which the parties have specifically agreed to allocate to us, generally for taxes related to periods prior to October 2, 2010, as well as any taxes and losses by reason of or arising from certain breaches by CCE of representations, covenants, or obligations under the Agreement or the Tax Sharing Agreement and, in certain situations, we will pay to TCCC (1) an amount equal to a portion of the transfer taxes incurred in connection with the separation; (2) an amount equal to any detriment to TCCC caused by certain actions (or failures to act) by CCE in connection with the conduct of our business or outside the ordinary course of business or that are otherwise inconsistent with past practice; (3) the difference (if any) between the amount of certain tax benefits intended to be available to Legacy CCE following the Merger and the amount of such benefits actually available to Legacy CCE as determined for U.S. federal income tax purposes. There is no cap on these indemnifications. For additional information about this indemnification, refer to Note 10.

As part of the Merger, on October 2, 2010, (1) each outstanding share of common stock of Legacy CCE, excluding shares held by TCCC, were converted into the right to receive one share of our common stock and cash consideration of $10.00, and (2) TCCC, which owned approximately 34 percent of the outstanding shares of Legacy CCE prior to the Merger, became the owner of all of the shares of Legacy CCE common stock.

Immediately following the Merger, 339,064,025 shares of common stock, par value $0.01 per share, of CCE were issued and outstanding. Our stock is listed for trading on the New York Stock Exchange under the symbol “CCE.” In connection with the issuance of our stock, we filed a Registration Statement on Form S-4 (File No. 333-167067) with the Securities and Exchange Commission that was declared effective on August 25, 2010 (the Registration Statement).

We and Legacy CCE’s North American Business incurred transaction related expenses totaling $105 million prior to the Merger. During the fourth quarter of 2010, we incurred additional transaction related expenses totaling $8 million, principally related to the termination of Legacy CCE’s executive pension plan.

Legacy CCE was named in a number of lawsuits relating to the transaction that we assumed upon consummation of the Merger. For additional information about these lawsuits, refer to Note 8.

The following transactions occurred during the third and fourth quarters of 2010 in connection with the Merger and the creation of CCE. These transactions are reflected in our Consolidated Financial Statements.

•

To finance the acquisition of the bottling operations in Norway and Sweden and the $10.00 per share cash consideration in the Merger, we issued the following unsecured debt (1) $475 million aggregate principal amount of 2.125 percent fixed rate notes due September 2015; (2) $525 million aggregate principal amount of 3.5 percent fixed rate notes due September 2020; (3) €350 million aggregate principal amount of 3.125 percent fixed rate notes due September 2017; and (4) $225 million of commercial paper (refer to Note 6).

•

We entered into a $1 billion senior unsecured four-year committed revolving credit facility with a syndicate of eight banks. This credit facility serves as a backstop to our commercial paper program and supports our working capital needs. Now that the Merger has closed, we no longer benefit from any financing arrangements with, or cash advances from, Legacy CCE.

•

We made payments to TCCC in the amount of approximately $871 million to fund the acquisition of the bottling operations in Norway and Sweden (amount includes a preliminary working capital adjustment of $49 million). The amount paid, net of cash acquired, is reflected as a cash outflow in the investing activities section of our Consolidated Statement of Cash Flows.

In connection with the Merger, we (1) signed license agreements with TCCC for each of our territories with terms of 10 years each, with each containing the right for us to request a 10-year renewal, and (2) signed a five-year agreement with TCCC for an incidence-based concentrate pricing model across all of our territories.

Business

We are a marketer, producer, and distributor of nonalcoholic beverages. We market, produce, and distribute our products to customers and consumers through licensed territory agreements in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden. We operate in the highly competitive beverage industry and face strong competition from other general and specialty beverage companies. Our financial results, like those of other beverage companies, are affected by a number of factors including, but not limited to, cost to manufacture and distribute products, general economic conditions, consumer preferences, local and national laws and regulations, availability of raw materials, fuel prices, and weather patterns.

Sales of our products tend to be seasonal, with the second and third quarters accounting for higher unit sales of our products than the first and fourth quarters. In a typical year, we earn more than 60 percent of our annual operating income during the second and third quarters of the year.

Basis of Presentation

Prior to the Merger, our Consolidated Financial Statements were prepared in accordance with U.S. generally accepted accounting principles on a “carve-out” basis from Legacy CCE’s Consolidated Financial Statements using the historical results of operations, assets, and liabilities attributable to the legal entities that comprised CCE as of the effective date of the Merger. These legal entities include all that were previously part of Legacy CCE’s Europe operating segment, as well as Coca-Cola Enterprises (Canada) Bottling Finance Company.

Prior to the Merger, our Consolidated Financial Statements also included an allocation of certain corporate expenses related to services provided to us by Legacy CCE. These expenses included the cost of executive oversight, information technology, legal, treasury, risk management, human resources, accounting and reporting, investor relations, public relations, internal audit, and certain global restructuring projects. The cost of these services was allocated to us based on specific identification when possible or, when the expenses were determined to be global in nature, based on the percentage of our relative sales volume to total Legacy CCE sales volume for the applicable periods. We believe these allocations are a reasonable representation of the cost incurred for the services provided; however, these allocations are not necessarily indicative of the actual expenses that we would have incurred had we been operating as an independent company prior to the Merger (refer to Note 3).

Total interest expense represents interest incurred on third party debt, as well as amounts due to Legacy CCE prior to the Merger. No interest expense incurred by Legacy CCE was allocated to us as Legacy CCE’s third party debt was not specifically related to our operations.

Prior to the Merger, total equity represented Legacy CCE’s interest in our recorded net assets, as well as accumulated other comprehensive income (loss) (AOCI) attributable to CCE. The Legacy CCE net investment balance represented the cumulative net investment by Legacy CCE in us, including any prior net income and certain transactions between CCE and Legacy CCE, such as allocated expenses. In addition, prior to the Merger, we made several cash contributions to Legacy CCE in connection with activities necessary to facilitate the Merger. Subsequent to the Merger, Legacy CCE’s net investment balance was eliminated and recorded to additional paid-in capital (APIC) on our Consolidated Balance Sheets to reflect the issuance of our common shares.

Following the Merger, our Consolidated Financial Statements include all entities that we control by ownership of a majority voting interest, including the bottling operations in Norway and Sweden beginning with the fourth quarter of 2010. All significant intercompany accounts and transactions are eliminated in consolidation. Our fiscal year ends on December 31. For interim quarterly reporting convenience, we report on the Friday closest to the end of the quarterly calendar period. There were the same number of selling days in 2010 versus 2009 and there was one less selling day in 2009 versus 2008 (based upon a standard five-day selling week).

Use of Estimates

Our Consolidated Financial Statements and accompanying Notes are prepared in accordance with U.S. generally accepted accounting principles and include estimates and assumptions by management that affect reported amounts. Actual results could differ materially from those estimates.

Net Operating Revenue

We recognize net operating revenues when all of the following conditions are met: (1) evidence of a binding arrangement exists (generally, purchase orders); (2) products have been delivered and there is no future performance required; and (3) amounts are collectible under normal payment terms. For product sales, these conditions typically occur when the products are delivered to or picked up by our customers and, in the case of full-service vending, when cash is collected from vending machines. Revenue is stated net of sales discounts and marketing and promotional incentives paid to customers.

We record the majority of taxes collected from customers and remitted to governmental authorities on a net basis (i.e. excluded from net operating revenues). Certain excise and packaging taxes, which totaled approximately $210 million during 2010 and $185 million during each of the years of 2009 and 2008, were recorded on a gross basis (i.e. included in net operating revenues). The increase in taxes recorded on a gross basis in 2010 is primarily attributable to our acquisition of the bottling operations in Norway, which have a high percentage of excise taxes recorded on a gross basis relative to net operating revenues.

Customer Marketing Programs and Sales Incentives

We participate in various programs and arrangements with customers designed to increase the sale of our products by these customers. Among the programs are arrangements under which allowances can be earned by customers for attaining agreed-upon sales levels or for participating in specific marketing programs. Coupon programs are also developed on a customer and territory specific basis with the intent of increasing sales by all customers. We believe our participation in these programs is essential to ensuring volume and revenue growth in a competitive marketplace. The costs of all these various programs, included as a reduction in net operating revenues, totaled $0.9 billion, $0.8 billion, and $1.2 billion in 2010, 2009, and 2008, respectively. The reduction in the cost of these programs during 2009 was principally due to a law change in France that resulted in the cost of these programs being provided as an on-invoice reduction.

Under customer programs and arrangements that require sales incentives to be paid in advance, we amortize the amount paid over the period of benefit or contractual sales volume. When incentives are paid in arrears, we accrue the estimated amount to be paid based on the program’s contractual terms, expected customer performance, and/or estimated sales volume.

Licensor Support Arrangements

We participate in various funding programs supported by TCCC or other licensors whereby we receive funds from the licensors to support customer marketing programs or other arrangements that promote the sale of the licensors’ products. Under these programs, certain costs incurred by us are reimbursed by the applicable licensor. Payments from TCCC and other licensors for marketing programs and other similar arrangements to promote the sale of products are classified as a reduction in cost of sales, unless we can overcome the presumption that the payment is a reduction in the price of the licensor’s products. Payments for marketing programs are recognized as product is sold.

For additional information about our transactions with TCCC, refer to Note 3.

Shipping and Handling Costs

Shipping and handling costs related to the movement of finished goods from manufacturing locations to our sales distribution centers are included in cost of sales on our Consolidated Statements of Operations. Shipping and handling costs incurred to move finished goods from our sales distribution centers to customer locations are included in selling, delivery, and administrative (SD&A) expenses on our Consolidated Statements of Operations and totaled approximately $261 million, $247 million, and $272 million in 2010, 2009, and 2008, respectively. Our customers do not pay us separately for shipping and handling costs.

Share-Based Compensation

Certain of our employees participated in share-based compensation plans sponsored by Legacy CCE. These plans provided the employees with non-qualified share options to purchase Legacy CCE stock or restricted shares (units) of Legacy CCE stock. Some of the awards contained performance or market conditions that were based on the stock price or performance of Legacy CCE. Prior to the Merger, compensation expense related to these share-based payment awards was included in our Consolidated Statements of Operations based on specific identification for Legacy CCE’s European employees, and for Legacy CCE’s corporate employees based on the percentage of our relative sales volume to total Legacy CCE sales volume for the periods presented.

On the effective date of the Merger, our employees had their Legacy CCE share-based awards converted into share-based payment awards of our common stock. Such awards were converted in a manner that provided the employee with the same intrinsic value in our shares as the employee had in Legacy CCE shares immediately prior to the effective date of the Merger. Service vesting requirements of converted share-based awards still need to be satisfied for the awards to vest.

For awards granted subsequent to the Merger and for the portion of converted awards unvested as of the date of the Merger, compensation expense equal to the grant-date fair value is recognized for all share-based payment awards that are expected to vest. This expense is recorded on a straight-line basis over the requisite service period of the entire award, unless the awards are subject to performance conditions, in which case we recognize compensation expense over the requisite service period of each separate vesting tranche. We recognize compensation expense for our performance share units when it becomes probable that the performance criteria specified in the plan will be achieved. All compensation expense related to our share-based payment awards is recorded in SD&A expenses. We determine the grant-date fair value of our share-based payment awards using a Black-Scholes model. Refer to Note 11.

Earnings Per Share

We calculate our basic earnings per share by dividing net income by the weighted average number of common shares and participating securities outstanding during the period. Our diluted earnings per share are calculated in a similar manner, but include the effect of dilutive securities. To the extent these securities are antidilutive, they are excluded from the calculation of diluted earnings per share. Prior to the Merger, we used 339,064,025 as our number of basic shares outstanding, which represents the number of Legacy CCE shares converted into our shares on the effective date of the Merger. In addition, prior to the Merger, we did not reflect the effect of dilutive shares because there were not any potentially dilutive securities of CCE outstanding (as we did not have any outstanding equity awards prior to the Merger, and estimating dilution using the treasury stock method is not practical or meaningful). Subsequent to the Merger, share-based payment awards that are contingently issuable upon the achievement of a specified market or performance condition are included in our diluted earnings per share calculation in the period in which the condition is satisfied. Refer to Note 12.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with maturity dates of less than three months when purchased.

Trade Accounts Receivable

We sell our products to retailers, wholesalers, and other customers and extend credit, generally without requiring collateral, based on our evaluation of the customer’s financial condition. While we have a concentration of credit risk in the retail sector, we believe this risk is mitigated due to the diverse nature of the customers we serve, including, but not limited to, their type, geographic location, size, and beverage channel. Potential losses on our receivables are dependent on each individual customer’s financial condition and sales adjustments granted after the balance sheet date. We carry our trade accounts receivable at net realizable value. Typically, accounts receivable are collected on average within 60 to 70 days and do not bear interest. We monitor our exposure to losses on receivables and maintain allowances for potential losses or adjustments. We determine these allowances by (1) evaluating the aging of our receivables; (2) analyzing our history of sales adjustments; and (3) reviewing our high-risk customers. Past due receivable balances are written-off when our efforts have been unsuccessful in collecting the amount due. We also carry credit insurance on a portion of our accounts receivable balance.

The following table summarizes the change in our allowance for losses on trade accounts receivable for the periods presented (in millions):

Accounts Receivable Allowance
Balance at December 31, 2007	$18
Provision	2
Write-offs	(5)

Balance at December 31, 2008	15
Provision	2
Write-offs	(4)

Balance at December 31, 2009	13
Provision	7
Write-offs	(4)

Balance at December 31, 2010	$16

Inventories

We value our inventories at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. The following table summarizes our inventories as of December 31, 2010 and 2009 (in millions):

	2010	2009
Finished goods	$230	$193
Raw materials and supplies	137	95

Total inventories	$367	$288

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs that do not extend the useful life of an asset or add new functionality are expensed as incurred. Depreciation is recorded using the straight-line method over the respective estimated useful lives of our assets. Our cold drink equipment and containers, such as reusable crates, shells, and bottles, are depreciated using the straight-line method over the estimated useful life of each group of equipment, as determined using the group-life method. Under this method, we do not recognize gains or losses on the disposal of individual units of equipment when the disposal occurs in the normal course of business. We capitalize the costs of refurbishing our cold drink equipment and depreciate those costs over the estimated period until the next scheduled refurbishment or until the equipment is retired. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the improvement. The following table summarizes the classification of depreciation and amortization expense in our Consolidated Statements of Operations for the periods presented:

Statements of Operations Location	2010	2009	2008
Selling, delivery, and administrative expenses	$169	$177	$192
Cost of sales	95	103	102

Total depreciation and amortization	$264	$280	$294

Our interests in assets acquired under capital leases are included in property, plant, and equipment and primarily relate to buildings and fleet assets. Amortization of capital lease assets is included in depreciation expense. Our interests in assets acquired under capital leases totaled $62 million as of December 31, 2010, net of accumulated amortization of $100 million. The net present value of amounts due under capital leases, including residual value guarantees, are recorded as liabilities and are included in total debt. Refer to Note 6.

We assess the recoverability of the carrying amount of our property, plant, and equipment when events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. If we determine that the carrying amount of an asset or asset group is not recoverable based upon the expected undiscounted future cash flows of the asset or asset group, we record an impairment loss equal to the excess of the carrying amount over the estimated fair value of the asset or asset group.

We capitalize certain development costs associated with internal use software, including external direct costs of materials and services and payroll costs for employees devoting time to a software project. Costs incurred during the preliminary project stage, as well as costs for maintenance and training, are expensed as incurred.

The following table summarizes our property, plant, and equipment as of December 31, 2010 and 2009 (in millions):

	2010	2009	Useful Life
Land	$157	$125	n/a
Building and improvements	887	773	20 to 40 years
Machinery, equipment, and containers	1,455	1,328	3 to 20 years
Cold drink equipment	1,369	1,403	5 to 13 years
Vehicle fleet	109	100	5 to 20 years
Furniture, office equipment, and software	291	243	3 to 10 years

Property, plant, and equipment	4,268	3,972
Less: Accumulated depreciation and amortization	2,172	2,188

	2,096	1,784
Construction in process	124	99

Property, plant, and equipment, net	$2,220	$1,883

Income Taxes

We compute and report income taxes on a separate return basis and recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of our assets and liabilities. We establish valuation allowances if we believe that it is more likely than not that some or all of our deferred tax assets will not be realized. We do not recognize a tax benefit unless we conclude that it is more likely than not that the benefit will be sustained on audit by the taxing authority based solely on the technical merits of the associated tax position. If the recognition threshold is met, we recognize a tax benefit measured at the largest amount of the tax benefit that, in our judgment, is greater than 50 percent likely to be realized. We record interest and penalties related to unrecognized tax positions in interest expense, net and other nonoperating income (expense), net, respectively, on our Consolidated Statements of Operations. Refer to Note 10.

The historical earnings of our non-U.S. subsidiaries are considered to be permanently reinvested and, accordingly, no provision for U.S. federal and state income taxes has been made in our Consolidated Financial Statements. A distribution to the U.S. of these non-U.S. earnings in the form of dividends, or otherwise, would subject us to U.S. income taxes, as adjusted for foreign tax credits and withholding taxes payable to the various non-U.S. countries. Determination of the amount of any unrecognized deferred income tax liability on these undistributed earnings is not practicable.

During the fourth quarter of 2010, we began repatriating to the U.S. a portion of our current year non-U.S. earnings for the payment of dividends, share repurchases, interest on U.S.-issued debt, salaries for U.S.-based employees, and other corporate-level operations in the U.S. As current year earnings are repatriated to the U.S., we record U.S. income taxes, as adjusted for foreign tax credits and withholding taxes payable to the various non-U.S. countries. Our historical earnings will continue to remain permanently reinvested, and if we do not generate sufficient current year non-U.S. earnings to repatriate to the U.S. in any given year, we expect to have adequate access to capital in the U.S. to allow us to satisfy our U.S.-based cash flow needs in that year. Therefore, historical non-U.S. earnings and future non-U.S. earnings that are not repatriated to the U.S. will remain permanently reinvested and will be used to service our non-U.S. operations, non-U.S. debt, and to fund future acquisitions. For additional information about our income taxes, refer to Note 10.

Currency Translation

The assets and liabilities of our operations are translated from local currencies into our reporting currency, U.S. dollars, at currency exchange rates in effect at the end of a reporting period. Gains and losses from the translation of our entities are included in AOCI on our Consolidated Balance Sheets (refer to Note 13). Revenues and expenses are translated at average monthly currency exchange rates. Transaction gains and losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in other nonoperating income (expense), net on our Consolidated Statements of Operations.

Fair Value Measurements

The fair values of our cash and cash equivalents, accounts receivable, and accounts payable approximate their carrying amounts due to their short-term nature. The fair values of our debt instruments are calculated based on debt with similar maturities and credit quality and current market interest rates (refer to Note 6). The estimated fair values of our derivative instruments are calculated based on market rates to settle the instruments (refer to Note 5). These values represent the estimated amounts we would receive upon sale or pay upon transfer, taking into consideration current market rates and creditworthiness.

The following tables summarize our non-pension financial assets and liabilities recorded at fair value on a recurring basis (at least annually) as of December 31, 2010 and December 31, 2009 (in millions):

	December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative assets (A)	$29	$0	$29	$0

Derivative liabilities(A)	$25	$0	$25	$0

	December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market funds(B)	$143	$0	$143	$0
Derivative assets (A)	32	0	32	0

Total assets	$175	$0	$175	$0

Derivative liabilities(A)	$16	$0	$16	$0

(A)

We calculate derivative asset and liability amounts using a variety of valuation techniques, depending on the specific characteristics of the hedging instrument, taking into account credit risk. Refer to Note 5.

(B)

We had investments in certain money market funds that hold government securities. We classified these investments as cash equivalents due to their short-term nature and the ability for them to be readily converted into known amounts of cash. The carrying value of these investments approximated fair value because of their short maturities. These investments were not publicly traded, so their fair value was determined based on the values of the underlying investments in the money market funds.

During the fourth quarter of 2010, we acquired the bottling operations in Norway and Sweden from TCCC. All acquired assets and liabilities assumed were recorded at fair value on the date of acquisition, with the difference between the consideration paid and the fair value of the acquired assets and liabilities recorded as goodwill. For additional information about the acquisition of the bottling operations in Norway and Sweden, refer to Note 17.

As part of the Merger, we entered into a Tax Sharing Agreement with TCCC. We have estimated the fair value of our indemnification obligation under this agreement to be approximately $38 million, of which $10 million relates to items we have determined were probable as of the date of the Merger. For additional information about this indemnification liability, refer to Note 10.

Derivative Financial Instruments

We utilize derivative financial instruments to mitigate our exposure to certain market risks associated with ongoing operations. The primary risks that we seek to manage through the use of derivative financial instruments include interest rate risk, currency exchange risk, and commodity price risk. All derivative financial instruments are recorded at fair value on our Consolidated Balance Sheets. We do not use derivative financial instruments for trading or speculative purposes. While certain of our derivative instruments are designated as hedging instruments, we also enter into derivative instruments that are designed to hedge a risk, but are not designated as hedging instruments (referred to as an “economic hedge” or “non-designated hedges”). Changes in the fair value of these non-designated hedging instruments are recognized in the expense line item on our Consolidated Statements of Operations that is consistent with the nature of the hedged risk. We are exposed to counterparty credit risk on all of our derivative financial instruments. We have established and maintain strict counterparty credit guidelines and enter into hedges only with financial institutions that are investment grade or better. We continuously monitor counterparty credit risk, and utilize numerous counterparties to minimize our exposure to potential defaults. We do not require collateral under these agreements. Refer to Note 5.

Note 2

FRANCHISE LICENSE INTANGIBLE ASSETS AND GOODWILL

The following table summarizes the changes in our net franchise license intangible assets and goodwill for the periods presented (in millions):

	Franchise License Intangible Assets	Goodwill
Balance at December 31, 2007	$4,075	$0
Currency translation adjustments	(845)	0

Balance at December 31, 2008	3,230	0
Currency translation adjustments	257	0

Balance at December 31, 2009	3,487	0
Acquisition of the bottling operations in Norway and Sweden	496	131
Currency translation adjustments	(155)	0

Balance at December 31, 2010	$3,828	$131

Our franchise license agreements contain performance requirements and convey to us the rights to distribute and sell products of the licensor within specified territories. Our license agreements with TCCC for each of our territories have terms of 10 years each and expire on October 2, 2020, with each containing the right for us to request a 10-year renewal. While these agreements contain no automatic right of renewal beyond that date, we believe that our interdependent relationship with TCCC and the substantial cost and disruption to TCCC that would be caused by nonrenewals ensure that these agreements will continue to be renewed and, therefore, are essentially perpetual. We have never had a franchise license agreement with TCCC terminated due to nonperformance of the terms of the agreement or due to a decision by TCCC to terminate an agreement at the expiration of a term. After evaluating the contractual provisions of our franchise license agreements, our mutually beneficial relationship with TCCC, and our history of renewals, we have assigned indefinite lives to all of our franchise license intangible assets.

We do not amortize our franchise license intangible assets and goodwill. Instead, we test these assets for impairment annually, or more frequently if facts or circumstances indicate they may be impaired. The annual testing date for impairment purposes is the last reporting day of October, which was established upon discontinuing the amortization of our franchise license intangible assets and goodwill in 2002. The impairment tests for our franchise license intangible assets involves comparing the estimated fair value of franchise license intangible assets for a reporting unit to its carrying amount to determine if a write down to fair value is required. If the carrying amount of the franchise license intangible assets exceeds its estimated fair value, an impairment charge is recognized in an amount equal to the excess, not to exceed the carrying amount. The impairment test for our goodwill involves comparing the fair value of a reporting unit to its carrying amount, including goodwill, and after adjusting for any franchise license impairment charges (net of tax). If the carrying amount of the reporting unit exceeds its fair value, a second step is required to measure the goodwill impairment loss. This step compares the implied fair value of the reporting unit’s goodwill to the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess, not to exceed the carrying amount. Any subsequent recoveries in the estimated fair values of our franchise license intangible assets or goodwill are not recorded. The fair values calculated in these impairment tests are determined using discounted cash flow models involving assumptions that are based upon what we believe a hypothetical marketplace participant would use in estimating fair value on the measurement date. In developing these assumptions, we compare the resulting estimated enterprise value to our observable market enterprise value.

2010 Impairment Analysis

Based on our review of the facts and circumstances and updated assumptions, we did not perform a full annual impairment analysis of our franchise license intangible assets or goodwill during 2010 since we concluded it was remote that changes in the facts and circumstances would have caused the fair value of these assets to fall below their carrying amounts. This conclusion was based on the following factors: (1) the fair value of our franchise license intangible assets exceeded its carrying amount by a substantial margin in the most recent annual impairment analysis performed; (2) our business performance during 2010 exceeded the forecast used to estimate fair value in the most recent impairment analysis performed; (3) our outlook for 2011 and beyond is greater than the forecast used to estimate fair value in the most recent impairment analysis performed; (4) other significant assumptions used in estimating fair value, such as our weighted average cost of capital, have improved since the most recent impairment analysis performed; and (5) we have experienced significant appreciation in our market capitalization.

2009 and 2008 Impairment Analyses

During 2009 and 2008, our franchise license intangible assets were included as part of Legacy CCE’s impairment testing. Legacy CCE performed its impairment tests at its operating segment level, which were Legacy CCE’s reporting units. The results of the impairment tests performed by Legacy CCE during these periods indicated that the fair value of our franchise license intangible assets (Legacy CCE’s Europe operating segment) exceeded their carrying amounts by a substantial margin.

Note 3

RELATED PARTY TRANSACTIONS

Transactions with TCCC

We are a marketer, producer, and distributor principally of products of TCCC with greater than 90 percent of our sales volume consisting of sales of TCCC products. Our license arrangements with TCCC are governed by product licensing agreements. From time to time, the terms and conditions of programs with TCCC are modified.

In connection with the Merger, we (1) signed license agreements with TCCC for each of our territories with terms of 10 years each, with each containing the right for us to request a 10-year renewal, and (2) signed a five-year agreement with TCCC for an incidence-based concentrate pricing model across all of our territories.

The following table summarizes the transactions with TCCC that directly affected our Consolidated Statements of Operations for the periods presented (in millions):

	2010	2009	2008
Amounts affecting net operating revenues:
Fountain syrup and packaged product sales	$19	$21	$20

Amounts affecting cost of sales:
Purchases of concentrate, mineral water, and juice	$(2,017)	$(1,971)	$(2,034)
Purchases of finished products	(28)	(26)	(21)
Marketing support funding earned	178	168	186

Total	$(1,867)	$(1,829)	$(1,869)

Fountain Syrup and Packaged Product Sales

We act as a billing and delivery agent for TCCC in certain territories for certain fountain customers on behalf of TCCC and receive distribution fees from TCCC for those sales. We invoice and collect amounts receivable for these fountain syrup sales on behalf of TCCC. We also sell bottle and can products to TCCC at prices that are generally similar to the prices charged by us to our major customers.

Purchases of Concentrate, Mineral Water, Juice, and Finished Products

We purchase concentrate, mineral water, and juice from TCCC to produce, package, distribute, and sell TCCC’s products under product licensing agreements. We also purchase finished products from TCCC for sale within certain territories. The product licensing agreements give TCCC complete discretion to set prices of concentrate and finished products. Pricing of mineral water is also based on contractual arrangements with TCCC.

Marketing Support Funding Earned and Other Arrangements

We and TCCC engage in a variety of marketing programs to promote the sale of products of TCCC in territories in which we operate. The amounts to be paid to us by TCCC under the programs are generally determined annually and are periodically reassessed as the programs progress. Under the licensing agreements, TCCC is under no obligation to participate in the programs or continue past levels of funding in the future. The amounts paid and terms of similar programs with other licensees may differ. Marketing support funding programs granted to us, intended to offset a portion of the costs of the programs, provide financial support principally based on product sales or upon the completion of stated requirements.

Legacy CCE and TCCC had a Global Marketing Fund, under which TCCC was obligated to pay Legacy CCE $61.5 million annually through December 31, 2014, as support for marketing activities. Following the Merger, and as part of the five-year agreement with TCCC for an incidence-based concentrate pricing model, we will continue to receive $45 million annually through December 31, 2015, except under certain limited circumstances. The agreement will automatically be extended for successive 10-year periods thereafter unless either party gives written notice to terminate the agreement. We earn annual funding under the agreement if both parties agree on an annual marketing and business plan. TCCC may terminate the agreement for the balance of any year in which we fail to timely complete the marketing plan or are unable to execute the elements of those plans, when such failure is within our reasonable control.

Other Transactions

As part of the Agreement, TCCC agreed to provide us with certain transition services under a Transition Services Agreement relating to certain financial and human resources services. The Transition Services Agreement will continue until October 2, 2011, provided that we may extend services for a period of up to six additional months.

Other transactions with TCCC include management fees, office space leases, and purchases of point-of-sale and other advertising items, all of which were not material to our Consolidated Financial Statements.

Cold Drink Equipment Placement Programs

We and TCCC are parties to the Cold Drink Equipment Purchase Partnership Programs (Jumpstart Programs). The Jumpstart Programs were designed to promote the purchase and placement of cold drink equipment. By the end of 2007, we had met our obligations to purchase and place cold drink equipment (principally vending machines and coolers). Under the Jumpstart Programs, as amended, we agree to:

•	Maintain the equipment in service, with certain exceptions, for a minimum period of 12 years after placement;

•	Maintain and stock the equipment in accordance with specified standards for marketing TCCC products;

•

Report annually to TCCC during the period the equipment is in service whether or not, on average, the equipment purchased has generated a contractually stated minimum sales volume of TCCC products; and

•

Relocate equipment if the previously placed equipment is not generating sufficient sales volume of TCCC products to meet the minimum requirements. Movement of the equipment is only required if it is determined that, on average, sufficient volume is not being generated, and it would help to ensure our performance under the Jumpstart Programs.

Historically, our throughput on equipment placed under the Jumpstart Programs has exceeded the throughput requirements of the Jumpstart Programs, and we have not had material movements of equipment required.

Transactions with Legacy CCE

Amounts Due To/From Legacy CCE

Prior to the Merger, we had amounts due to/from Legacy CCE with various maturity dates that were typically issued at fixed interest rates that approximated interest rates in effect at the time of issuance. To facilitate the Merger, all of these loans were settled in the third quarter of 2010. The total amount due to Legacy CCE was $1,015 million as of December 31, 2009. These amounts are included in Amounts due to Coca-Cola Enterprises Inc. on our Consolidated Balance Sheets. Interest expense on these amounts totaled $40 million, $68 million, and $60 million during 2010, 2009, and 2008, respectively. The total amount due from Legacy CCE was $346 million as of December 31, 2009. These amounts are included in Amounts due from Coca-Cola Enterprises Inc. on our Consolidated Balance Sheets. Interest income on these amounts totaled $7 million, $9 million, and $15 million during 2010, 2009, and 2008, respectively. For additional information about our amounts due to/from Legacy CCE, refer to Note 6.

Allocation of Legacy CCE Corporate Expenses

Prior to the Merger, our Consolidated Financial Statements included an allocation of certain corporate expenses related to services provided to us by Legacy CCE. These expenses included the cost of executive oversight, information technology, legal, treasury, risk management, human resources, accounting and reporting, investor relations, public relations, internal audit, and certain global restructuring projects. The cost of these services was allocated to us based on specific identification when possible or, when the expenses were determined to be global in nature, based on the percentage of our relative sales volume to total Legacy CCE sales volume for the applicable periods. We believe these allocations are a reasonable representation of the cost incurred for the services provided; however, these allocations are not necessarily indicative of the actual expenses that we would have incurred had we been operating as an independent company prior to the Merger. During the first nine months of 2010, our allocated expenses from Legacy CCE’s corporate segment totaled $160 million. During 2009 and 2008, our allocated expenses from Legacy CCE’s corporate segment totaled $168 million and $139 million, respectively.

Note 4

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The following table summarizes our accounts payable and accrued expenses as of December 31, 2010 and 2009 (in millions):

	2010	2009
Trade accounts payable	$494	$440
Accrued marketing costs	470	447
Accrued compensation and benefits	281	235
Accrued taxes	139	130
Accrued deposits	99	77
Other accrued expenses	185	113

Accounts payable and accrued expenses	$1,668	$1,442

Note 5

DERIVATIVE FINANCIAL INSTRUMENTS

The following table summarizes the fair value of our assets and liabilities related to derivative financial instruments, and the respective line items in which they were recorded in our Consolidated Balance Sheets as of December 31, 2010 and 2009 (in millions):

	Location – Balance Sheets	2010	2009
Assets:
Derivatives designated as hedging instruments:
Interest rate swap agreements(A)	Prepaid expenses and other current assets	$0	$15
Non-U.S. currency contracts(B)	Prepaid expenses and other current assets	11	8
Non-U.S. currency contracts	Other noncurrent assets, net	13	0

Total		24	23

Derivatives not designated as hedging instruments:
Commodity contracts	Prepaid expenses and other current assets	4	9
Commodity contracts	Other noncurrent assets, net	1	0

Total		5	9

Total Assets		$29	$32

Liabilities:
Derivatives designated as hedging instruments:
Interest rate swap agreements(A)	Accounts payable and accrued expenses	$0	$1
Non-U.S. currency contracts(B)	Accounts payable and accrued expenses	17	4
Non-U.S. currency contracts	Other noncurrent liabilities, net	1	11

Total		18	16

Derivatives not designated as hedging instruments:
Non-U.S. currency contracts	Accounts payable and accrued expenses	7	0

Total Liabilities		$25	$16

(A)	Amounts include the gross interest receivable or payable on our interest rate swap agreements.
(B)	Amounts include the gross interest receivable or payable on our cross currency swap agreements.

Fair Value Hedges

We utilized certain interest rate swap agreements designated as fair value hedges to mitigate our exposure to changes in the fair value of fixed-rate debt resulting from fluctuations in interest rates. The gain or loss on the derivative and the offsetting gain or loss on the hedged item attributable to the hedged risk were recognized immediately in interest expense, net – third party. The following table summarizes our outstanding interest rate swap agreements designated as fair value hedges as of December 31, 2009 (no such hedges were outstanding as of December 31, 2010):

	2010		2009
Type	Notional Amount	Maturity Date	Notional Amount	Maturity Date
Fixed-to-floating interest rate swap	n/a	n/a	EUR 300 million	November 2010

The following table summarizes the effect of our derivative financial instruments designated as fair value hedges on our Consolidated Statements of Operations for the periods presented (in millions):

Fair Value Hedging Instruments(A)	Location – Statement of Operations	2010	2009	2008
Interest rate swap agreements	Interest expense, net – third party	$(12)	$0	$14
Fixed-rate debt	Interest expense, net – third party	12	0	(14)

(A)	The amount of ineffectiveness associated with these hedges was not material.

Cash Flow Hedges

Cash flow hedges are used to mitigate our exposure to changes in cash flows attributable to currency fluctuations associated with certain forecasted transactions, including purchases of raw materials and services denominated in non-functional currencies, the receipt of interest and principal on intercompany loans denominated in a non-functional currency, and the payment of interest and principal on debt issuances in non-functional currencies. Effective changes in the fair value of these cash flow hedging instruments are recognized in AOCI on our Consolidated Balance Sheets. The effective changes are then recognized in the period that the forecasted purchases or payments impact earnings in the expense line item that is consistent with the nature of the underlying hedged item. Any changes in the fair value of these cash flow hedges that are the result of ineffectiveness are recognized immediately in the expense line item that is consistent with the nature of the underlying hedged item. The following table summarizes our outstanding cash flow hedges as of December 31, 2010 and 2009 (all contracts denominated in a non-U.S. currency have been converted into USD using the period end spot rate):

	2010		2009
Type	Notional Amount	Latest Maturity	Notional Amount	Latest Maturity
Non-U.S. currency hedges	USD 1.3 billion	June 2021	USD 457 million	March 2013

The following tables summarize the net of tax effect of our derivative financial instruments designated as cash flow hedges on our AOCI and Consolidated Statements of Operations for the periods presented (in millions):

	Amount of Gain/ (Loss) Recognized in AOCI on Derivative Instruments(A)
Cash Flow Hedging Instruments	2010	2009	2008
Non-U.S. currency contracts	$9	$(11)	$23

		Amount of Gain/ (Loss) Reclassified from AOCI into Earnings(B)
Cash Flow Hedging Instruments	Location – Statements of Operations	2010	2009	2008
Non-U.S. currency contracts	Cost of sales	$(4)	$15	$5
Non-U.S. currency contracts	Other nonoperating income (expense), net	22	(10)	0

Total		$18	$5	$5

(A)	The amount of ineffectiveness associated with these hedges was not material.
(B)

Over the next 12 months, deferred losses totaling $1 million are expected to be reclassified from AOCI into the expense line item that is consistent with the nature of the underlying hedged item as the forecasted transactions occur.

Economic (Non-designated) Hedges

We periodically enter into derivative instruments that are designed to hedge various risks, but are not designated as hedging instruments. These hedged risks include those related to currency and commodity price fluctuations associated with certain forecasted transactions, including purchases of raw materials in non-functional currencies, vehicle fuel, aluminum, and sugar. The following table summarizes our outstanding economic hedges as of December 31, 2010 and 2009:

	2010		2009
Type	Notional Amount	Latest Maturity	Notional Amount	Latest Maturity
Non-U.S. currency hedges	USD 371 million	February 2011	USD 11 million	December 2010
Commodity hedges	USD 35 million	October 2012	USD 55 million	December 2010

Changes in the fair value of outstanding economic hedges are recognized each reporting period in the expense line item that is consistent with the nature of the hedged risk. The following table summarizes the gains (losses) recognized from our non-designated derivative financial instruments on our Consolidated Statements of Operations for the periods presented (in millions):

Location – Statements of Operations	2010	2009	2008
Cost of sales	$0	$6	$0
Selling, delivery, and administrative expenses	4	1	(1)
Interest expense, net	2	(3)	0
Other nonoperating income, net	17	0	0

Total	$23	$4	$(1)

Mark-to-market gains/losses related to our non-designated commodity hedges are recognized in our Corporate segment until such time as the underlying hedged transaction affects the earnings of our Europe operating segment. In the period the underlying hedged transaction occurs, the accumulated mark-to-market gains/losses related to the hedged transaction are reclassified from our Corporate segment into the earnings of our Europe operating segment. This treatment allows our Europe operating segment to reflect the true economic effects of the underlying hedged transaction in the period the hedged transaction occurs without experiencing the mark-to-market volatility associated with these non-designated commodity hedges.

As of December 31, 2010, our Corporate segment included net mark-to-market gains on non-designated commodity hedges totaling $2 million. These amounts will be reclassified into the earnings of our Europe operating segment when the underlying hedged transaction occurs through 2012. For additional information about our segment reporting, refer to Note 14. The following table summarizes the deferred gain (loss) activity in our Corporate segment during 2010 (in millions):

Net Gains Deferred at Corporate Segment	Cost of Sales	SD&A	Total
Balance at December 31, 2009	$10	$0	$10
Net gains recognized during the period and recorded in the Corporate segment	1	3	4
Less: Net gains transferred to the Europe operating segment	(10)	(2)	(12)

Balance at December 31, 2010	$1	$1	$2

Note 6

DEBT AND CAPITAL LEASES

The following table summarizes our debt as of December 31, 2010 and 2009 (in millions, except rates):

	2010		2009
	Principal Balance	Rates(A)	Principal Balance	Rates(A)
U.S. dollar commercial paper	$145	0.3%	$0	0.0%
Canadian dollar commercial paper	0	0.0	141	0.3
U.S. dollar notes due 2013-2020(B) (C)	1,393	2.4	0	0.0
Euro notes due 2017(D) (E) (F)	468	3.1	477	1.1
Swiss franc notes due 2013(G)	214	3.8	193	4.4
Capital lease obligations(H)	66	0.0	44	0.0

Total third party debt(I) (J)	2,286		855
Less: current portion of third party debt	162		620

Third party debt, less current portion	$2,124		$235

Amounts due to Legacy CCE(K)	$0	0.0%	$1,015	5.8%

(A)	These rates represent the weighted average interest rates or effective interest rates on the balances outstanding, as adjusted for the effects of interest rate swap agreements, if applicable.
(B)	In September 2010, we issued $475 million, 2.125 percent notes due 2015, and $525 million, 3.5 percent notes due 2020.
(C)	In November 2010, we issued $400 million, 1.125 percent notes due 2013.
(D)	In September 2010, we issued €350 million ($471 million), 3.125 percent notes due 2017.

(E)	In May 2010, €25 million ($33 million), floating rate notes matured.
(F)	In November 2010, €300 million ($421 million), 4.75 percent notes matured.
(G)	Our Swiss franc notes due 2013 are guaranteed by Legacy CCE, as well as CCE.
(H)	These amounts represent the present value of our minimum capital lease payments as of December 31, 2010 and December 31, 2009, respectively.
(I)	At December 31, 2010, approximately $257 million of our outstanding third party debt was issued by our subsidiaries and guaranteed by CCE.
(J)

The total fair value of our outstanding third party debt was $2.2 billion and $863 million at December 31, 2010 and December 31, 2009, respectively. The fair value of our third party debt is determined using quoted market prices for publicly traded instruments, and for non-publicly traded instruments through a variety of valuation techniques depending on the specific characteristics of the debt instrument, taking into account credit risk.

(K)

Due to the use of a centralized treasury function, Legacy CCE entered into certain debt arrangements on our behalf and remitted the third party proceeds from these issuances to us in the form of intercompany loans. The loans entered into by us with Legacy CCE had various maturity dates and typically had fixed rates that approximated interest rates in effect at the time of issuance. To facilitate the Merger, all of these loans were settled during the third quarter of 2010.

Future Maturities

The following table summarizes our third party debt maturities and capital lease obligations as of December 31, 2010 (in millions):

Years Ending December 31,	Debt Maturities
2011	$145
2012	0
2013	613
2014	0
2015	473
Thereafter	989

Third party debt, excluding capital leases	$2,220

Years Ending December 31,	Capital Leases
2011	$19
2012	21
2013	11
2014	9
2015	7
Thereafter	8

Total minimum lease payments	75
Less: amounts representing interest	9

Present value of minimum lease payments	66

Total third party debt	$2,286

Credit Facilities

We have amounts available to us for borrowing under a credit facility. This facility serves as a backstop to our commercial paper program and supports our working capital needs. This facility matures in 2014 and is a $1 billion multi-currency credit facility with a syndicate of eight banks. At December 31, 2010, our availability under this credit facility was $1 billion. Based on information currently available to us, we have no indication that the financial institutions syndicated under this facility would be unable to fulfill their commitments to us as of the date of the filing of this report.

Covenants

Our credit facility and outstanding third party notes contain various provisions that, among other things, require limitation of the incurrence of certain liens or encumbrances in excess of defined amounts. Additionally, our credit facility requires that our net debt to total capital ratio does not exceed a defined amount. We were in compliance with these requirements as of December 31, 2010. These requirements currently are not, and it is not anticipated they will become, restrictive to our liquidity or capital resources.

Note 7

OPERATING LEASES

We lease land, office and warehouse space, computer hardware, machinery and equipment, and vehicles under noncancelable operating lease agreements expiring at various dates through 2022. Some lease agreements contain standard renewal provisions that allow us to renew the lease at rates equivalent to fair market value at the end of the lease term. Under lease agreements that contain escalating rent provisions, lease expense is recorded on a straight-line basis over the lease term. Rent expense under noncancelable operating lease agreements totaled $80 million, $77 million, and $93 million during 2010, 2009, and 2008, respectively. Prior to the Merger, these amounts only represent rent expense related to Legacy CCE’s Europe operating segment.

The following table summarizes our minimum lease payments under noncancelable operating leases with initial or remaining lease terms in excess of one year as of December 31, 2010 (in millions):

Years Ending December 31,	Operating Leases
2011	$68
2012	62
2013	56
2014	51
2015	45
Thereafter	29

Total minimum operating lease payments(A)	$311

(A)	Income associated with sublease arrangements is not significant.

Note 8

COMMITMENTS AND CONTINGENCIES

Purchase Commitments

We have noncancelable purchase agreements with various suppliers that specify a fixed or minimum quantity that we must purchase. All purchases made under these agreements are subject to standard quality and performance criteria. The following table summarizes our purchase commitments as of December 31, 2010 (in millions):

Years ending December 31,	Purchase Commitments(A)
2011	$249
2012	130
2013	12
2014	13

Total purchase commitments	$404

(A)

These commitments do not include amounts related to supply agreements that require us to purchase a certain percentage of our future raw material needs from a specific supplier, since such agreements do not specify a fixed or minimum quantity.

Legal Contingencies

In connection with the Agreement, three putative class action lawsuits were filed in the Superior Court of Fulton County, Georgia, and five putative class action lawsuits were filed in Delaware Chancery Court. The lawsuits are similar and assert claims on behalf of Legacy CCE’s shareholders for various breaches of fiduciary duty in connection with the Agreement. The lawsuits name Legacy CCE, the Legacy CCE Board of Directors, and TCCC as defendants. Plaintiffs in each case sought to enjoin the transaction, to declare the deal void and rescind the transaction, to require disgorgement of all profits the defendants receive from the transaction, and to recover damages, attorneys’ fees, and litigation expenses. The Georgia cases were consolidated by orders entered March 25, 2010 and April 9, 2010, and the Delaware cases were consolidated on March 16, 2010. On September 3, 2010, the parties to the consolidated Georgia action executed a Memorandum of Understanding (MOU) containing the terms for the parties’ agreement in principle to resolve the Delaware and Georgia actions. The MOU called for certain amendments to the transaction agreements as well as certain revisions to the disclosures relating to the transaction. The MOU also contemplates that plaintiffs will seek an award of attorneys’ fees in an amount not to exceed $7.5 million. Pursuant to the Agreement, the liability for these attorney fees would be shared equally between us and TCCC. In accordance with the MOU, the parties have requested approval of the settlement from the Georgia court. If approved, the Georgia action will be dismissed with prejudice, and plaintiffs will thereafter dismiss the Delaware consolidated action with prejudice. For additional information about the Merger, refer to Note 1.

Tax Audits

Our tax filings for various periods are subjected to audit by tax authorities in most jurisdictions in which we do business. These audits may result in assessments of additional taxes that are subsequently resolved with the authorities or potentially through the courts. We believe that we have adequately provided for any assessments that could result from those proceedings where it is more likely than not that we will pay some amount.

Workforce (Unaudited)

At December 31, 2010, we employed approximately 13,500 people. A majority of our employees in Europe are covered by collectively bargained labor agreements, most of which do not expire. However, wage rates must be renegotiated at various dates through 2012. We believe that we will be able to renegotiate subsequent agreements with satisfactory terms.

Indemnifications

In the normal course of business, we enter into agreements that provide general indemnifications. We have not made significant indemnification payments under such agreements in the past, and we believe the likelihood of incurring such a payment obligation in the future is remote. Furthermore, we cannot reasonably estimate future potential payment obligations because we cannot predict when and under what circumstances they may be incurred. As a result, we have not recorded a liability in our Consolidated Financial Statements with respect to these general indemnifications.

We have provided certain indemnifications to TCCC as part of the Merger. For additional information about these indemnifications, refer to Note 1.

Note 9

EMPLOYEE BENEFIT PLANS

Pension Plans

We sponsor a number of defined benefit pension plans. All pension plans are measured as of December 31.

During the second quarter of 2010, we communicated to our employees in Great Britain our intention to transition the design of our U.K. defined benefit pension plan based on a comprehensive review performed on the overall benefits we provide to employees based in Great Britain. The effective date of the change was July 5, 2010. We remeasured the plan as of the communication date, and the effect on the projected benefit obligation (PBO) was not material. The PBO of our U.K. defined benefit pension plan represented approximately 76 percent of our total PBO as of December 31, 2010.

Net Periodic Benefit Costs

The following table summarizes the net periodic benefit costs of our pension plans for the periods presented (in millions):

	2010	2009	2008
Components of net periodic benefit costs:
Service cost	$41	$34	$45
Interest cost	51	46	47
Expected return on plan assets	(65)	(56)	(63)
Amortization of prior service costs	2	3	1
Amortization of actuarial loss	9	0	3

Net periodic benefit cost	38	27	33
Other	0	7	0

Total costs	$38	$34	$33

Actuarial Assumptions

The following table summarizes the weighted average actuarial assumptions used to determine the net periodic benefit costs of our pension plans for the years ended December 31, 2010, 2009, and 2008:

	2010	2009	2008
Discount rate	5.6%	6.3%	5.5%
Expected return on assets	7.0	7.1	7.5
Rate of compensation increase	4.0	3.8	3.8

The following table summarizes the weighted average actuarial assumptions used to determine the benefit obligations of our pension plans at our measurement date:

	2010	2009
Discount rate	5.5%	5.6%
Rate of compensation increase	3.9	4.0

Benefit Obligation and Fair Value of Plan Assets

The following table summarizes the changes in our pension plan benefit obligations and the fair value of our plan assets as of our measurement date (in millions):

	2010	2009
Reconciliation of benefit obligation:
Benefit obligation at beginning of plan year	$943	$696
Service cost	41	34
Interest cost	51	46
Plan participants’ contributions	4	10
Actuarial (gain) loss	(2)	112
Benefit payments	(32)	(27)
Currency translation adjustments	(38)	64
Acquisition (Norway pension plan)	24	0
Other	(5)	8

Benefit obligation at end of plan year	$986	$943

Reconciliation of fair value of plan assets:
Fair value of plan assets at beginning of plan year	$838	$598
Actual gain on plan assets	93	111
Employer contributions	116	87
Plan participants’ contributions	4	10
Benefit payments	(32)	(27)
Acquisition (Norway pension plan)	19	0
Currency translation adjustments	(32)	59
Other	(5)	0

Fair value of plan assets at end of plan year	$1,001	$838

The following table summarizes the PBO, the accumulated benefit obligation (ABO), and the fair value of plan assets for our pension plans with an ABO in excess of plan assets and for our pension plans with a PBO in excess of plan assets (in millions):

	2010	2009
Information for plans with an ABO in excess of plan assets:
PBO	$44	$48
ABO	39	40
Fair value of plan assets	2	3
Information for plans with a PBO in excess of plan assets:
PBO	$154	$881
ABO	115	647
Fair value of plan assets	91	771

Funded Status

The following table summarizes the funded status of our pension plans as of our measurement date and the amounts recognized in our Consolidated Balance Sheets (in millions):

	2010	2009
Funded status:
PBO	$(986)	$(943)
Fair value of plan assets	1,001	838

Net funded status	15	(105)

Funded status—overfunded	78	4
Funded status—underfunded	$(63)	$(109)

Amounts recognized in the balance sheet consist of:
Noncurrent assets	$78	$4
Current liabilities	(7)	(6)
Noncurrent liabilities	(56)	(103)

Net amounts recognized	$15	$(105)

The ABO for our pension plans as of our measurement date was $774 million in 2010 and $707 million in 2009.

Accumulated Other Comprehensive Income

The following table summarizes the amounts recorded in AOCI, which have not yet been recognized as a component of net periodic benefit cost (pretax; in millions):

	2010	2009
Amounts in AOCI:
Prior service cost	$12	$15
Net losses	216	265

Amounts in AOCI	$228	$280

The following table summarizes the changes in AOCI for the years ended December 31, 2010 and 2009 related to our pension plans (pretax; in millions):

	2010	2009
Reconciliation of AOCI:
AOCI at beginning of plan year	$280	$203
Prior service cost recognized during the year	(2)	(3)
Net losses recognized during the year	(9)	0
Net (gains) losses occurring during the year	(31)	57
Other adjustments	0	1

Net adjustments to AOCI	(42)	55
Currency exchange rate changes	(10)	22

AOCI at end of plan year	$228	$280

The following table summarizes the amounts in AOCI expected to be amortized and recognized as a component of net periodic benefit cost in 2011 (pretax; in millions):

2011
Amortization of prior service credit	$2
Amortization of net losses	7

Total amortization expense	$9

Pension Plan Assets

We have established formal investment policies for the assets associated with our pension plans. Policy objectives include maximizing long-term return at acceptable risk levels, diversifying among asset classes, if appropriate, and among investment managers, as well as establishing relevant risk parameters within each asset class. Investment policies reflect the unique circumstances of the respective plans and include requirements designed to mitigate risk including quality and diversification standards. Asset allocation targets are based on periodic asset liability and/or risk budgeting study results which help determine the appropriate investment strategies for acceptable risk levels. The investment policies permit variances from the targets within certain parameters.

Factors such as asset class allocations, long-term rates of return (actual and expected), and results of periodic asset liability modeling studies are considered when constructing the long-term rate of return assumption for our pension plans. While historical rates of return play an important role in the analysis, we also take into consideration data points from other external sources if there is a reasonable justification to do so. The following table summarizes our weighted average pension asset allocations as of our measurement date and the expected long-term rates of return by asset category:

	Weighted Average Allocation			Weighted Average Expected Long-Term Rate of Return(A)
	Target	Actual
Asset Category	2011	2010	2009
Equity securities	58%	60%	66%	7.7%
Fixed income securities	26	23	18	4.1
Short-term investments	0	5	4	0.0
Other investments(B)	16	12	12	7.6

Total	100%	100%	100%	6.8%

(A)	The weighted average expected long-term rate of return by asset category is based on our target allocation.
(B)	Other investments generally include hedge funds, real estate funds, multi-asset common trust funds, and insurance contracts.

The following table summarizes our pension plan assets measured at fair value on a recurring basis (at least annually) as of December 31, 2010 (in millions):

	December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity securities:(A)
U.S. equities	$11	$0	$11	$0
International	588	170	418	0
Common trust funds	1	0	1	0
Fixed income securities:
Common trust funds(B)	209	0	209	0
Corporate bonds and notes(C)	7	0	7	0
Non-U.S. government securities(C)	11	0	11	0
Short-term investments(D)	51	49	2	0
Other investments:
Real estate funds(E)	46	0	46	0
Insurance contracts(F)	23	0	21	2
Multi-asset common trust funds(G)	28	0	28	0
Hedge funds(H)	26	0	26	0

	$1,001	$219	$780	$2

(A)

Equity securities are comprised of the following investment types: (1) common stock; (2) preferred stock; and (3) common trust funds. Investments in common and preferred stocks are valued using quoted market prices multiplied by the number of shares owned. Investments in common trust funds are valued at the net asset value per share multiplied by the number of shares held as of the measurement date.

(B)

The underlying investments held in the common trust funds are actively managed fixed income investment vehicles that are valued at the net asset value per share multiplied by the number of shares held as of the measurement date.

(C)

These investments are valued utilizing a market approach that includes various valuation techniques and sources such as value generation models, broker quotes in active and non-active markets, benchmark yields and securities, reported trades, issuer spreads, and/or other applicable reference data.

(D)	Short-term investments are valued at $1.00/unit, which approximates fair value. Amounts are generally invested in actively managed common trust funds or interest-bearing accounts.
(E)

Real estate funds are valued at net asset value, which is calculated using the most recent partnership financial reports, adjusted, as appropriate, for any lag between the date of the financial reports and the measurement date. As of December 31, 2010, it is not probable that we will sell these investments at an amount other than net asset value.

(F)	Insurance contracts are valued at book value, which approximates fair value, and is calculated using the prior year balance plus or minus investment returns and changes in cash flows.
(G)

Multi-asset common trust funds are comprised of equity securities, bonds, and term deposits, and are primarily invested in mutual funds. These investments are valued at the net asset value per share multiplied by the number of shares held as of the measurement date.

(H)

Hedge funds are held in private investment funds. These investments are valued based primarily on the net asset value information provided by the management of each private investment fund multiplied by the number of shares held as of the measurement date, net of any accrued management and incentive fees due to the fund managers.

The following table summarizes the changes in our Level 3 pension plan assets for the year ended December 31, 2010 (in millions):

Insurance Contracts
Balance at December 31, 2009	$3
Purchases, sales, issuances and settlements, net	(1)

Balance at December 31, 2010	$2

Benefit Plan Contributions

The following table summarizes the contributions made to our pension plans for the years ended December 31, 2010 and 2009, as well as our projected contributions for the year ending December 31, 2011 (in millions):

	Actual(A)		Projected(A)
	2010	2009	2011
Total pension contributions	$116	$87	$58

(A)	These amounts represent only Company-paid contributions.

We fund our pension plans at a level to maintain, within established guidelines, the appropriate funded status for each country.

Benefit Plan Payments

Benefit payments are primarily made from funded benefit plan trusts. The following table summarizes our expected future benefit payments as of December 31, 2010 (in millions):

Years Ending December 31,	Pension Benefit Plan Payments(A)
2011	$39
2012	36
2013	36
2014	40
2015	41
2016 – 2020	300

(A)	These amounts represent only Company-funded payments and are unaudited.

Defined Contribution Plans

We sponsor qualified defined contribution plans covering substantially all of our employees in France, and certain employees in Great Britain and the Netherlands. Our contributions to these plans totaled $8 million, $6 million, and $5 million in 2010, 2009, and 2008, respectively. Effective January 1, 2011, we established a defined contribution plan covering our U.S. based employees.

Termination of Legacy CCE Executive Pension Plan

Prior to the Merger, certain of our employees participated in Legacy CCE’s executive pension plan. During the fourth quarter of 2010, this plan was terminated. In accordance with the Agreement, we assumed the liability for the accumulated benefit for employees who were part of this plan under Legacy CCE and who become our employees at the effective date of the Merger. During the fourth quarter of 2010, we paid approximately $20 million to these employees, and recognized expense of approximately $5 million for the net loss previously deferred in AOCI.

Note 10

INCOME TAXES

The following table summarizes our income before income taxes for the periods presented (in millions):

	2010	2009	2008
Income before income taxes	$746	$727	$629

The current income tax provision represents the estimated amount of income taxes paid or payable for the year, as well as changes in estimates from prior years. The deferred income tax provision represents the change in deferred tax liabilities and assets. The following table summarizes the significant components of income tax expense for the periods presented (in millions):

	2010	2009	2008
Current:
U.S. Federal	$8	$0	$0
Europe and Canada	120	131	75

Total current	$128	$131	$75

Deferred:
U.S. Federal	$(9)	$0	$0
Europe and Canada	29	11	43
Rate changes	(26)	9	(3)

Total deferred	(6)	20	40

Income tax expense	$122	$151	$115

Our effective tax rate was 16 percent, 21 percent, and 18 percent for the years ended December 31, 2010, 2009, and 2008, respectively. The following table provides a reconciliation of our income tax expense at the statutory U.S. federal tax rate to our actual income tax expense for the periods presented (in millions):

	2010	2009	2008
U.S. federal statutory tax expense	$261	$255	$220
Taxation of non-U.S. operations, net	(108)	(116)	(110)
Rate and law change (benefit) expense, net(A) (B)	(26)	9	(3)
Other, net	(5)	3	8

Total provision for income taxes	$122	$151	$115

(A)

In July 2010, the United Kingdom enacted a corporate income tax rate reduction of 1 percentage point effective April 1, 2011, resulting in a recognition of a $25 million deferred tax benefit during 2010.

(B)	In December 2009, we recorded a net tax expense totaling $9 million primarily due to a tax law change in France.

The following table summarizes, by major tax jurisdiction, our tax years that remain subject to examination by taxing authorities:

Tax Jurisdiction	Years Subject to Examination
U.S. Federal, State, and Local	2010 – forward
United Kingdom	2009 – forward
Belgium and France	2008 – forward
Luxembourg, Netherlands, and Canada	2006 – forward
Sweden	2005 – forward
Norway	2001 – forward

We had approximately $1.3 billion in cumulative undistributed non-U.S. historical earnings as of December 31, 2010. These historical earnings are exclusive of amounts that would result in little or no tax under current tax laws if remitted in the future. The historical earnings from our non-U.S. subsidiaries are considered to be permanently reinvested and, accordingly, no provision for U.S. federal and state income taxes has been made in our Consolidated Financial Statements. A distribution of these non-U.S. historical earnings to the U.S. in the form of dividends, or otherwise, would subject us to U.S. income taxes, as adjusted for foreign tax credits, and withholding taxes payable to the various non-U.S. countries. Determination of the amount of any unrecognized deferred income tax liability on these undistributed earnings is not practicable.

In December 2010, we repatriated to the U.S. $65 million of our fourth quarter of 2010 non-U.S. earnings for the payment of dividends, share repurchases, interest on U.S.-issued debt, salaries for U.S. based employees, and other corporate-level operations in the U.S. During 2011, we expect to repatriate to the U.S. a portion of our 2011 non-U.S. earnings to satisfy our 2011 U.S-based cash flow needs. The amount to be repatriated to the U.S. will depend on, among other things, our actual 2011 non-U.S. earnings and our actual 2011 U.S.-based cash flow needs. Our historical earnings will continue to remain permanently reinvested, and if we do not generate sufficient current year non-U.S. earnings to repatriate to the U.S. in any given year, we expect to have adequate access to capital in the U.S. to allow us to satisfy our U.S.-based cash flow needs in that year. Therefore, historical non-U.S. earnings and future non-U.S. earnings that are not repatriated to the U.S. will remain permanently reinvested and will be used to service our non-U.S. operations, non-U.S. debt, and to fund future acquisitions.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table summarizes the significant components of our deferred tax liabilities and assets as of December 31, 2010 and 2009 (in millions):

	2010	2009
Deferred tax liabilities:
Franchise license and other intangible assets	$1,096	$1,019
Property, plant, and equipment	190	177

Total deferred tax liabilities	1,286	1,196

Deferred tax assets:
Net operating loss and other carryforwards	(44)	(42)
Employee and retiree benefit accruals	(19)	(30)
Foreign tax credit carryforwards	(27)	0
Other, net	(20)	(18)

Total deferred tax assets	(110)	(90)
Valuation allowances on deferred tax assets	43	45

Net deferred tax liabilities	1,219	1,151
Current deferred income tax assets(A)	19	21

Noncurrent deferred income tax liabilities	$1,238	$1,172

(A)	Amounts are included in prepaid assets and other current assets.

We recognize valuation allowances on deferred tax assets if, based on the weight of the evidence, we believe that it is more likely than not that some or all of our deferred tax assets will not be realized. As of December 31, 2010 and 2009, we had valuation allowances of $43 million and $45 million, respectively. The change in our valuation allowances was primarily due to currency exchange rate changes. We believe our remaining deferred tax assets will be realized because of the existence of sufficient taxable income within the carryforward period available under the tax law. As of December 31, 2010, our net tax operating loss and other carryforwards totaled $199 million, of which $65 million expire in 2030 and the remainder do not expire.

Tax Sharing Agreement with TCCC

As part of the Merger, we entered into a Tax Sharing Agreement with TCCC. Under the Tax Sharing Agreement among us, Legacy CCE, and TCCC, we have agreed to indemnify TCCC and its affiliates from and against certain taxes the responsibility for which the parties have specifically agreed to allocate to us, generally for taxes related to periods prior to October 2, 2010, as well as any taxes and losses by reason of or arising from certain breaches by CCE of representations, covenants, or obligations under the Agreement or the Tax Sharing Agreement and, in certain situations, we will pay to TCCC (1) an amount equal to a portion of the transfer taxes incurred in connection with the separation; (2) an amount equal to any detriment to TCCC caused by certain actions (or failures to act) by CCE in connection with the conduct of our business or outside the ordinary course of business or that are otherwise inconsistent with past practice; (3) the difference (if any) between the amount of certain tax benefits intended to be available to Legacy CCE following the Merger and the amount of such benefits actually available to Legacy CCE as determined for U.S. federal income tax purposes. The Tax Sharing Agreement specifies various indemnifications we have provided to TCCC, some of which extend through 2014.

We are unable to estimate our maximum potential liability under this indemnification as the amounts are dependent on the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. We estimated the fair value of our indemnification obligation at its inception to be approximately $38 million, of which $10 million relates to items we determined were probable as of the date of the Merger. These amounts were recorded as a liability on our Consolidated Balance Sheets, and classified as current or long-term depending on when the underlying indemnified item is expected to be settled/expire. As of December 31, 2010, the unamortized liability related to this indemnification was $36 million, of which $19 million is recorded in Accounts payable and accrued expenses, and $17 million is recorded in Other noncurrent liabilities, net on our Consolidated Balance Sheets. The offset to the initial recognition of this liability was recorded to APIC on our Consolidated Balance Sheets, since the indemnification was issued in conjunction with the Agreement.

Note 11

SHARE-BASED COMPENSATION PLANS

Share-Based Payment Awards Prior to the Merger

Certain of our employees participated in share-based compensation plans sponsored by Legacy CCE. These plans provided the employees with non-qualified share options to purchase Legacy CCE’s stock or restricted shares (units) of Legacy CCE’s stock. Some of the awards contained performance or market conditions that were based on the stock price or performance of Legacy CCE. Prior to the Merger, compensation expense related to these share-based payment awards was included in our Consolidated Statements of Operations based on specific identification for Legacy CCE’s European employees, and for Legacy CCE’s corporate employees based on the percentage of our relative sales volume to total Legacy CCE sales volume for the periods presented.

On the effective date of the Merger, our employees had their Legacy CCE share-based awards converted into share-based payment awards of our common stock. Such awards were converted in a manner that provided the employee with the same intrinsic value in our shares as the employee had in Legacy CCE shares immediately prior to the effective date of the Merger. Service vesting requirements of converted share-based awards still need to be satisfied for the awards to vest. On October 1, 2010, our employees had their outstanding Legacy CCE awards converted into approximately 9.5 million share options and 4.3 million restricted shares (units) of our common stock. These amounts included all share-based awards issued by Legacy CCE to its employees in Europe and the share-based awards held by certain Legacy CCE corporate employees that became our employees.

Share-Based Payment Awards following the Merger

We maintain share-based compensation plans that provide for the granting of non-qualified share options and restricted shares (units), some with performance conditions, to certain executive and management level employees. We believe that these awards better align the interests of our employees with the interests of our shareowners. Compensation expense related to our share-based payment awards totaled $10 million during the fourth quarter of 2010, including expense related to the portion of converted share-based payment awards unvested as of the date of the Merger.

Share Options

Our share options (1) are granted with exercise prices equal to or greater than the fair value of our stock on the date of grant; (2) generally vest ratably over a period of 36 months; and (3) expire 10 years from the date of grant. Generally, when options are exercised we issue new shares, rather than issuing treasury shares.

The following table summarizes the weighted average grant-date fair values and assumptions that were used to estimate the grant-date fair values of the share options granted during the fourth quarter of 2010:

Grant-Date Fair Value	2010
Share options with service conditions	$5.92

Assumptions
Dividend yield(A)	1.67%
Expected volatility(B)	27.5%
Risk-free interest rate(C)	1.6%
Expected life(D)	6.5 years

(A)	The dividend yield was calculated by dividing our annual dividend by our average stock price on the date of grant, taking into consideration our future expectations regarding our dividend yield.
(B)

The expected volatility was determined by using a combination of the historical volatility of Legacy CCE’s stock, the implied volatility of our exchange-traded options, and other factors, such as a comparison to our peer group.

(C)	The risk-free interest rate was based on the U.S. Treasury yield with a term equal to the expected life on the date of grant.
(D)

The expected life was used for options valued by the Black-Scholes model. It was determined by using a combination of actual exercise and post-vesting cancellation history for the types of employees included in the grant population.

The following table summarizes our share option activity during the fourth quarter of 2010 (shares in thousands):

	2010
	Shares	Exercise Price
Converted on October 1, 2010(A)	9,526	$11.92
Granted	1,194	24.42
Exercised(B)	(1,269)	10.57
Forfeited or expired	(25)	12.14

Outstanding at end of year	9,426	13.69

Options exercisable at end of year	5,845	13.11

(A)	The total intrinsic value of options converted on October 1, 2010 was $94 million.
(B)	The total intrinsic value of options exercised during the fourth quarter of 2010 was $18 million.

The following table summarizes our options outstanding and our options exercisable as of December 31, 2010 (shares in thousands):

	Outstanding			Exercisable
Range of Exercise Prices	Options Outstanding(A)	Weighted Average Remaining Life (years)	Weighted Average Exercise Price	Options Exercisable(A)	Weighted Average Remaining Life (years)	Weighted Average Exercise Price
$ 6.00 to $ 9.00	2,631	7.83	$6.75	1,382	7.83	$6.75
9.01 to 12.00	113	0.83	11.28	113	0.83	11.28
12.01 to 15.00	3,705	6.98	13.84	2,554	6.13	14.15
15.01 to 18.00	1,783	5.02	16.57	1,783	5.02	16.57
Over 18.01	1,194	9.84	24.42	13	9.84	24.40

	9,426	7.13	13.69	5,845	6.10	13.11

(A)	As of December 31, 2010, the aggregate intrinsic value of options outstanding and options exercisable was $107 million and $70 million, respectively.

As of December 31, 2010, we had approximately $10 million of unrecognized compensation expense related to our unvested share options (including converted awards). We expect to recognize this compensation expense over a weighted average period of 2.2 years.

Restricted Shares (Units)

Our restricted shares (units) generally vest upon continued employment for a period of at least 42 months and the attainment of certain performance targets. Certain of our restricted shares (units) expire five years from the date of grant if the share price or performance targets have not been met. Our restricted share awards entitle the participant to full dividends and voting rights. Our restricted share unit awards entitle the participant to hypothetical dividends (which vest, in some cases, only if the restricted share units vest), but not voting rights. Unvested restricted shares (units) are restricted as to disposition and subject to forfeiture.

During the fourth quarter of 2010, we granted 1.3 million restricted shares (units). Approximately 0.9 million of the restricted shares (units) granted in 2010 were performance share units for which the ultimate number of shares earned will be determined at the end of the stated performance period. The majority of these performance share units are subject to the performance criteria of annual growth in diluted earnings per share over the performance period, as adjusted for certain items detailed in the plan documents. The purpose of these adjustments is to ensure a consistent year-over-year comparison of the specified performance criteria.

The following table summarizes the weighted average grant-date fair values and assumptions that were used to estimate the grant-date fair values of the restricted shares (units) granted during the fourth quarter of 2010:

Grant-date fair value	2010
Restricted shares (units) with service conditions	$24.47
Restricted shares (units) with service and performance conditions	24.68

Assumptions
Dividend yield(A)	1.67%
Expected volatility(B)	27.5%
Risk-free interest rate(C)	1.6%

(A)	The dividend yield was calculated by dividing our annual dividend by our average stock price on the date of grant, taking into consideration our future expectations regarding our dividend yield.
(B)

The expected volatility was determined by using a combination of the historical volatility of Legacy CCE’s stock, the implied volatility of our exchange-traded options, and other factors, such as a comparison to our peer group.

(C)	The risk-free interest rate was based on the U.S. Treasury yield with a term equal to the expected life on the date of grant.

The following table summarizes our restricted share (unit) award activity during period presented (shares in thousands):

	Restricted Shares	Weighted Average Grant- Date Fair Value	Restricted Share Units	Weighted Average Grant- Date Fair Value	Performance Share Units	Weighted Average Grant- Date Fair Value
Converted at October 1, 2010	32	$18.75	1,066	$11.31	3,180	$10.59
Granted	0	00.00	399	24.47	935	24.68
Vested(A)	(17)	17.92	(177)	12.43	(41)	8.52
Forfeited	0	00.00	(189)	10.81	(18)	9.90
Performance Adjustment(B)	n/a	n/a	n/a	n/a	3,161	10.52

Outstanding at December 31, 2010(C)(D)	15	19.65	1,099	15.99	7,217	12.41

(A)	The total fair value of restricted shares (units) that vested during the fourth quarter of 2010 was $5 million.
(B)

Based on our financial results for the performance period, the 2007 and 2009 performance shares units will payout at 200 percent of the target award. The ultimate vesting of these performance share units is subject to the participant satisfying the remaining service condition of the award.

(C)

The target awards for our performance share units are included in the preceding table and are adjusted, as necessary, in the period that the performance condition is satisfied. The minimum, target, and maximum awards for our 2010 performance share units outstanding as of December 31, 2010 were 0.3 million, 0.5 million, and 1.1 million, respectively.

(D)	As of December 31, 2010, approximately 0.1 million of our outstanding restricted shares (units) contained market conditions. All awards have satisfied their market condition.

As of December 31, 2010, we had approximately $61 million in total unrecognized compensation expense related to our restricted share (unit) awards (including converted awards) based on our current expectations for payout of our performance share units. We expect to recognize this compensation cost over a weighted average period of 2.2 years.

Shares Available for Future Grant

The following table summarizes the shares available for future grant as of December 31, 2010 that may be used to grant share options and/or restricted shares (units) (in millions):

Shares Available for Future Grant
Performance share units at target payout	21.9
Performance share units at current expected payout	18.5
Performance share units at maximum payout	18.2

Note 12

EARNINGS PER SHARE

We calculate our basic earnings per share by dividing net income by the weighted average number of common shares and participating securities outstanding during the period. Our diluted earnings per share are calculated in a similar manner, but include the effect of dilutive securities. To the extent these securities are antidilutive, they are excluded from the calculation of diluted earnings per share. As part of the Merger, outstanding shares of common stock of Coca-Cola Enterprises Inc., excluding shares held by TCCC, were converted into the right to receive one share of our common stock and $10.00 in cash consideration per share. Immediately following the Merger, 339,064,025 shares of common stock, par value $0.01 per share, of CCE were outstanding. Therefore, for periods prior to the Merger, we used 339,064,025 as our number of basic shares outstanding for the purposes of our basic earnings per share calculations. In addition, for periods prior to the Merger, we did not reflect the effect of dilutive shares because there were not any potentially dilutive securities of CCE outstanding (as we did not have any outstanding equity awards prior to the Merger, and estimating dilution using the treasury stock method is not practical or meaningful). Subsequent to the Merger, share-based payment awards that are contingently issuable upon the achievement of a specified market or performance condition are included in our diluted earnings per share calculation in the period in which the condition is satisfied.

The following table summarizes our basic and diluted earnings per common share calculations for the periods presented (in millions, except per share data; per share data is calculated prior to rounding to millions):

	2010(A)	2009(B)	2008(B)
Net income	$624	$576	$514

Basic weighted average common shares outstanding(C)	339	339	339
Effect of dilutive securities(D)	1	n/a	n/a

Diluted weighted average common shares outstanding	340	339	339

Basic earnings per common share	$1.84	$1.70	$1.52

Diluted earnings per common share	$1.83	n/a	n/a

(A)

The basic weighted average common shares outstanding for the year ended December 31, 2010 was computed as follows: for periods prior to the Merger, we used the number of our shares outstanding immediately following the Merger. For the fourth quarter, we used the weighted average number of common shares and participating securities outstanding during that period. For our calculation of diluted weighted average common shares outstanding, no dilutive securities were outstanding in periods prior to the Merger.

(B)

For the years ended December 31, 2009 and 2008, we did not have any common shares outstanding. As such, we used 339,064,025 as our number of basic weighted average common shares outstanding for the purposes of our basic earnings per common share calculations, which represents the number of our shares outstanding immediately following the Merger.

(C)

At December 31, 2010, we were obligated to issue, for no additional consideration, 0.4 million common shares under deferred compensation plans and other agreements. These shares were included in our calculation of basic and diluted earnings per share for 2010.

(D)

For the year ended December 31, 2010, outstanding options to purchase 2.5 million common shares were excluded from the diluted earnings per share calculation because the exercise price of the options was greater than the average price of our common stock. The dilutive impact of the remaining options outstanding and unvested restricted shares (units) was included in the effect of dilutive securities. Prior to the Merger, we did not have any potentially dilutive securities.

Note 13

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Comprehensive income is comprised of net income and other adjustments, including items such as non-U.S. currency translation adjustments, pension liability adjustments, and changes in the fair value of certain derivative financial instruments qualifying as cash flow hedges. We do not provide income taxes on currency translation adjustments, as the historical earnings from our non-U.S. subsidiaries are considered to be permanently reinvested (refer to Note 10). As current year earnings are repatriated to the U.S., we record income taxes related to the currency translation adjustment on the repatriated earnings (amount was not significant in 2010).

The following table summarizes our AOCI activity for the periods presented (in millions):

	Currency Translations	Pension Liability Adjustments(A)	Cash Flow Hedges	Total
Balance, December 31, 2007	$418	$(75)	$2	$345
Pretax activity, net	(566)	(160)	26	(700)
Tax effect	0	46	(8)	38

Balance, December 31, 2008	(148)	(189)	20	(317)
Pretax activity, net	184	(55)	(23)	106
Tax effect	0	16	7	23

Balance, December 31, 2009	36	(228)	4	(188)
Pretax activity, net	(178)	42	(12)	(148)
Tax effect	0	(12)	3	(9)

Balance, December 31, 2010	$(142)	$(198)	$(5)	$(345)

(A)	The 2008 activity included a $11 million net of tax loss as a result of changing the measurement date for our defined benefit pension plans from September 30 to December 31.

Note 14

OPERATING SEGMENT

We operate in one industry and have one operating segment. This segment derives its revenues from marketing, producing, and distributing nonalcoholic beverages. No single customer accounted for more than 10 percent of our 2010, 2009, or 2008 net operating revenues.

Our segment operating income includes the segment’s revenue, if any, less substantially all the segment’s cost of production, distribution, and administration. We evaluate the segment’s performance based on several factors, of which net operating revenues and operating income are the primary financial measures.

Prior to the Merger, our Corporate segment included an allocation of certain corporate expenses related to services provided to us by Legacy CCE. These expenses included the cost of executive oversight, information technology, legal, treasury, risk management, human resources, accounting and reporting, investor relations, public relations, internal audit, and certain global restructuring projects. The cost of these services was allocated to us based on specific identification when possible or, when the expenses were determined to be global in nature, based on the percentage of our relative sales volume to total Legacy CCE sales volume for the applicable periods. We believe these allocations are a reasonable representation of the cost incurred for the services provided; however, these allocations are not necessarily indicative of the actual expenses that we would have incurred had we been operating as an independent company prior to the Merger.

Additionally, mark-to-market gains/losses related to our non-designated commodity hedges are recognized in our Corporate segment until such time as the underlying hedged transaction affects the earnings of our Europe operating segment. In the period the underlying hedged transaction occurs, the accumulated mark-to-market gains/losses related to the hedged transaction are reclassified from our Corporate segment into the earnings of our Europe operating segment. This treatment allows our Europe operating segment to reflect the true economic effects of the underlying hedged transaction in the period the hedged transaction occurs without experiencing the mark-to-market volatility associated with these non-designated commodity hedges. For additional information about our non-designated hedges, refer to Note 5.

The following table summarizes selected financial information related to our operating segment for the periods presented (in millions):

	Europe	Corporate	Consolidated
2010
Net operating revenues(A)	$6,714	$0	$6,714
Operating income (loss)(B)	994	(184)	810
Interest expense, net—third party	0	30	30
Interest expense, net—Coca-Cola Enterprises Inc.	0	33	33
Depreciation and amortization	252	12	264
Long-lived assets(C)	6,272	94	6,366
Capital asset investments(D)	270	21	291
2009
Net operating revenues(A)	$6,517	$0	$6,517
Operating income (loss)(B)	911	(106)	805
Interest expense, net—third party	0	24	24
Interest expense, net—Coca-Cola Enterprises Inc.	0	59	59
Depreciation and amortization	270	10	280
Long-lived assets(C)	5,401	215	5,616
Capital asset investments(D)	250	0	250
2008
Net operating revenues(A)	$6,619	$0	$6,619
Operating income (loss)	827	(75)	752
Interest expense, net—third party	0	74	74
Interest expense, net—Coca-Cola Enterprises Inc.	0	45	45
Depreciation and amortization	283	11	294
Capital asset investments(D)	297	0	297

(A)	The following table summarizes the contribution of total net operating revenues by country as a percentage of net operating revenues total for the periods presented:

	2010	2009	2008
Net operating revenues
Great Britain	38%	38%	41%
France	31	33	31
Belgium	18	18	18
The Netherlands	10	11	10
Norway	2	n/a	n/a
Sweden	1	n/a	n/a

Total	100%	100%	100%

(B)

Our Corporate segment operating income includes net mark-to-market losses on our non-designated commodity hedges totaling $8 million during 2010, and net mark-to-market gains on our non-designated commodity hedges totaling $10 million during 2009. As of December 31, 2010, our Corporate segment included net mark-to-market gains on non-designated commodity hedges totaling $2 million. These amounts will be reclassified into the earnings of our Europe operating segment when the underlying hedged transactions occur in the future. For additional information about our non-designated hedges, refer to Note 5.

(C)	The following table summarizes the percentage of net property, plant, and equipment by country and our Corporate segment as of December 31, 2010 and 2009:

	2010	2009
Net property, plant, and equipment
Great Britain	32%	39%
France	21	26
Belgium	21	26
The Netherlands	7	9
Norway	8	n/a
Sweden	8	n/a
Corporate	3	n/a

Total	100%	100%

Amounts disclosed as long-lived assets in our Corporate segment for 2009 include amounts due from Legacy CCE.

(D)	Prior to the Merger, our capital asset investments only included those related to Legacy CCE’s Europe operating segment.

Note 15

RESTRUCTURING ACTIVITIES

The following table summarizes restructuring costs by segment for the periods presented (in millions):

	2010	2009	2008
Europe(A)	$5	$7	$16
Corporate(B)	9	22	12

Total(A)	$14	$29	$28

(A)	Prior to the Merger, these amounts represent restructuring costs incurred by Legacy CCE’s Europe operating segment.
(B)

Prior to the Merger, these amounts represent restructuring costs recorded by Legacy CCE’s corporate segment that were specifically incurred on behalf of Legacy CCE’s Europe operating segment. These amounts do not include costs related to global Legacy CCE projects recorded by Legacy CCE’s corporate segment that were allocated to us based on the percentage of our relative sales volume to total Legacy CCE sales volume for the periods presented (refer to Note 3).

Supply Chain Initiatives and Business Optimization

During 2010 and 2009, we recorded restructuring charges totaling $14 million and $9 million, respectively, primarily related to optimizing certain business information system processes, streamlining our cooler services business, and harmonizing our plant operations. These charges were included in SD&A expenses. We expect to be substantially complete with these restructuring activities by the end of 2011. The cumulative cost of this program as of December 31, 2010 was approximately $23 million.

The following table summarizes these restructuring activities for the periods presented (in millions):

	Severance Pay and Benefits	Consulting, Relocation, and Other	Total
Balance at December 31, 2008	$0	$0	$0
Provision	4	5	9
Cash payments	(2)	(5)	(7)
Other	(2)	0	(2)

Balance at December 31, 2009	0	0	0
Provision	10	4	14
Cash payments	(6)	(4)	(10)
Other	0	0	0

Balance at December 31, 2010	$4	$0	$4

Business Reorganization and Process Standardization

During 2009 and 2008, we recorded restructuring charges totaling $20 million and $28 million, respectively, related to the creation of a more efficient supply chain and order fulfillment structure and to streamline and reduce our cost structure of back-office functions in the areas of accounting and human resources. These charges were included in SD&A expenses. As of December 31, 2009, we had completed these restructuring activities. The cumulative cost of this program was $63 million.

The following table summarizes these restructuring activities for the periods presented (in millions):

	Severance Pay and Benefits	Consulting, Relocation, and Other	Total
Balance at December 31, 2007	$2	$1	$3
Provision	16	12	28
Cash payments	(8)	(12)	(20)
Other	1	0	1

Balance at December 31, 2008	11	1	12
Provision	12	8	20
Cash payments	(8)	(8)	(16)
Other	1	0	1

Balance at December 31, 2009	16	1	17
Cash payments	(11)	(1)	(12)

Balance at December 31, 2010	$5	$0	$5

Note 16

SHARE REPURCHASE PROGRAM

In October 2010, our Board of Directors approved a resolution to authorize the repurchase of up to 65 million shares, for an aggregate purchase price of not more than $1 billion, subject to economic, operating, and other factors, including acquisition opportunities. We can repurchase shares in the open market and in privately negotiated transactions, subject to economic and market conditions, stock price, applicable legal and tax requirements, and other factors.

During the fourth quarter of 2010, we repurchased $200 million in outstanding shares, which represents 8 million shares at an average price of $24.96 per share. We plan to repurchase $800 million in additional outstanding shares under this program by the first quarter of 2012, subject to economic, operating, and other factors, including acquisition opportunities. In addition to market conditions, we consider alternative uses of cash and/or debt, balance sheet ratios, and shareowner returns when evaluating share repurchases. Repurchased shares are added to treasury stock and are available for general corporate purposes, including acquisition financing and the funding of various employee benefit and compensation plans.

Note 17

ACQUISITION OF NORWAY AND SWEDEN BOTTLING OPERATIONS

On October 2, 2010, two indirect, wholly owned subsidiaries of CCE acquired TCCC’s bottling operations in Norway and Sweden, pursuant to the Norway-Sweden SPA, for a purchase price of $822 million plus a working capital adjustment of $55 million (of which $6 million, representing the final working capital settlement, is owed to TCCC as of December 31, 2010 and has been recorded in Amounts payable to TCCC on our Consolidated Balance Sheets; refer to Note 1). These operations serve approximately 14 million people across Norway and Sweden and allow us to further expand our operations across Western Europe.

The following table summarizes the allocation of the purchase price based on the fair value of the acquired assets and liabilities assumed (in millions):

Assets & Liabilities(A)	Amounts
Current assets(B)	$210
Property, plant, and equipment	357
Franchise license intangible assets(C)	496
Customer relationships(D)	23
Other noncurrent assets	1
Current liabilities	(183)
Noncurrent liabilities	(158)

Net assets acquired	746
Goodwill(E)	131

Total purchase price	$877

(A)	Amounts are subject to change based on the final determination of the fair value of the assets acquired and liabilities assumed.
(B)	Current assets include cash and cash equivalents of $72 million, trade accounts receivable of $73 million, inventories of $48 million, and other current assets of $17 million.
(C)

We have assigned the acquired franchise license intangible assets an indefinite life. While our franchise license agreements contain no automatic right of renewal, we believe that our interdependent relationship with TCCC and the substantial cost and disruption to TCCC that would be caused by nonrenewals ensure that these agreements will continue to be renewed and, therefore, are essentially perpetual. Refer to Note 2.

(D)	The value assigned to customer relationships is being amortized over a period of 20 years, beginning on the date of acquisition.
(E)

Goodwill represents the excess of the purchase price (including the working capital adjustment) over the net tangible and intangible assets acquired, and is not deductible for tax purposes. This goodwill is primarily attributable to additional company-specific synergies we expect to be able to achieve by integrating Norway and Sweden into our existing operations. Additionally, a portion of the goodwill is attributable to future cash flows we expect to generate by expanding certain non-TCCC brands, such as Monster Energy drinks, into these territories.

The bottling operations in Norway and Sweden are included in our Consolidated Financial Statements from October 2, 2010, and contributed $222 million in net operating revenues and $6 million in operating income during the fourth quarter of 2010.

The following table summarizes our pro forma results (unaudited) for the periods presented as if the bottling operations in Norway and Sweden were included in our Consolidated Financial Statements as of January 1st of each year (in millions):

	2010	2009 (A)
Net operating revenues	$7,428	$7,410
Operating income	$866	$861

(A)

Amounts have been calculated after applying conforming accounting policies to the extent practicable and adjusting the results of Norway and Sweden to reflect the additional depreciation and amortization that would have been charged assuming the fair value adjustments of property, plant, and equipment and intangible assets had been applied on January 1, 2009.

Note 18

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table summarizes our quarterly financial information for the periods presented (in millions, except per share data):

	First(A) (E)	Second(B) (E)	Third(C) (E)	Fourth(D)	Full Year
2010
Net operating revenues	$1,508	$1,731	$1,681	$1,794	$6,714

Gross profit	547	650	650	633	2,480

Operating income	167	265	244	134	810

Net income	120	199	208	97	624

Basic earnings per common share(F) (G)	$0.35	$0.59	$0.61	$0.29	$1.84

Diluted earnings per common share(F) (G)	n/a	n/a	n/a	$0.28	$1.83

	First(A) (E)	Second(B) (E)	Third(C) (E)	Fourth(D) (E)	Full Year
2009
Net operating revenues	$1,395	$1,774	$1,743	$1,605	$6,517

Gross profit	484	659	674	587	2,404

Operating income	129	265	273	138	805

Net income	88	197	200	91	576

Basic earnings per common share(F) (G)	$0.26	$0.58	$0.59	$0.27	$1.70

Diluted earnings per common share(F) (G)	n/a	n/a	n/a	n/a	n/a

The following items included in our reported results affected the comparability of our year-over-year quarterly financial results (amounts prior to the Merger only include items related to Legacy CCE’s Europe operating segment).

(A)

Net income in the first quarter of 2010 included (1) net mark-to-market gains totaling $4 million ($3 million net of tax) related to non-designated commodity hedges associated with underlying transactions that occurred in a later period; and (2) a $2 million ($2 million net of tax) charge related to restructuring activities, primarily related to streamlining our cooler services business and harmonizing our plant operations.

Net income in the first quarter of 2009 included an $11 million ($9 million net of tax) charge related to restructuring activities, primarily to streamline and reduce the cost structure of our back-office functions.

(B)

Net income in the second quarter of 2010 included (1) net mark-to-market losses totaling $11 million ($9 million net of tax) related to non-designated commodity hedges associated with underlying transactions that occurred in a later period; and (2) charges totaling $9 million ($8 million net of tax) related to restructuring activities, primarily related to optimizing certain business information system processes.

Net income in the second quarter of 2009 included a $7 million ($6 million net of tax) charge related to restructuring activities, primarily to streamline and reduce the cost structure of our back-office functions.

(C)

Net income in the third quarter of 2010 included (1) charges totaling $2 million ($2 million net of tax) related to restructuring activities, primarily to optimize certain business information system processes, streamline our cooler services business, and harmonize our plant operations; and (2) a deferred tax benefit of $25 million due to the enactment of a United Kingdom tax rate change that will reduce the corporate income tax rate by 1 percent effective April 1, 2011.

Net income in the third quarter of 2009 included (1) charges totaling $4 million ($3 million net of tax) related to restructuring activities, primarily to streamline and reduce the cost structure of our back-office functions, streamline our cooler services business, and harmonize our plant operations; and (2) net mark-to-market gains totaling $4 million ($3 million net of tax) related to non-designated commodity hedges associated with underlying transactions that occurred in a later period.

(D)

Net income in the fourth quarter of 2010 included (1) expenses totaling $8 million ($7 million net of tax, or $0.02 per diluted common share) related to the Merger with TCCC; (2) charges totaling $1 million ($1 million net of tax, or less than $0.01 per diluted common share) related to restructuring activities, primarily to streamline and reduce the cost structure of our back-office functions, streamline our cooler services business, and harmonize our plant operations; and (3) net mark-to-market losses totaling $1 million ($1 million net of tax, or less than $0.01 per diluted common share) related to non-designated commodity hedges associated with underlying transactions that will occur in a future period.

Net income in the fourth quarter of 2009 included (1) charges totaling $7 million ($6 million net of tax) related to restructuring activities, primarily to streamline and reduce the cost structure of our back-office functions, streamline our cooler services business, and harmonize our plant operations; (2) net mark-to-market gains totaling $6 million ($5 million net of tax) related to non-designated commodity hedges associated with underlying transactions that occurred in a later period; and (3) a net tax expense totaling $9 million primarily due to a tax law change in France.

(E)

Amounts were prepared in accordance with U.S. generally accepted accounting principles on a “carve-out” basis from Legacy CCE’s Consolidated Financial Statements using the historical results of operations, assets, and liabilities attributable to the legal entities that comprised CCE as of the effective date of the Merger. These legal entities include all that were previously part of Legacy CCE’s Europe operating segment, as well as Coca-Cola Enterprises (Canada) Bottling Finance Company. Amounts also included an allocation of certain corporate expenses related to services provided to us by Legacy CCE. Refer to Note 1.

(F)

Basic and diluted net earnings per common share are computed independently for each of the quarters presented. As such, the summation of the quarterly amounts may not equal the total basic and diluted net income per share reported for the year.

(G)

Prior to the Merger, we used 339,064,025 as our number of basic weighted average common shares outstanding for the purposes of our basic earnings per common share calculations. This represents the number of our shares outstanding immediately following the Merger. For periods prior to the Merger, we did not reflect the effect of dilutive shares because there were not any potentially dilutive securities of CCE outstanding. Refer to Note 12.